EXHIBIT 4.1

                                             COPY AS EXECUTED, WITH EXHIBIT D
                                             AND SHEARMAN & STERLING OPINION
                                             AS SEPARATELY EXECUTED

                                U.S. $170,000,000

                      AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of August 11, 1999

                                      Among

                             SCHOLASTIC CORPORATION
                                       and
                                 SCHOLASTIC INC.

                                  as Borrowers

                                       and

                        THE INITIAL LENDERS NAMED HEREIN

                               as Initial Lenders

                                       and

                                 CITIBANK, N.A.

                             as Administrative Agent

                                       and

                            SALOMON SMITH BARNEY INC.

                                   as Arranger

                                       and

                            THE CHASE MANHATTAN BANK
                                       and
                                FLEET BANK, N.A.

                              as Syndication Agents

                                TABLE OF CONTENTS

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms                                           1
SECTION 1.02.  Computation of Time Periods                                    16
SECTION 1.03.  Accounting Terms                                               16

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.  The Revolving Credit Advances                                  16
SECTION 2.02.  Making the Revolving Credit Advances                           16
SECTION 2.03.  The Competitive Bid Advances                                   18
SECTION 2.04.  Fees                                                           21
SECTION 2.05.  Optional Termination or Reduction of the Commitments           21
SECTION 2.06.  Repayment of Revolving Credit Advances
                 and Letter or Credit Advances                                21
SECTION 2.07.  Interest on Revolving Credit Advances and
                 Letter of Credit Advances                                    22
SECTION 2.08.  Interest Rate Determination                                    22
SECTION 2.09.  Optional Conversion of Revolving Credit Advances               23
SECTION 2.10.  Prepayments of Revolving Credit Advances                       24
SECTION 2.11.  Increased Costs                                                24
SECTION 2.12.  Illegality                                                     25
SECTION 2.13.  Payments and Computations                                      26
SECTION 2.14.  Taxes                                                          27
SECTION 2.15.  Sharing of Payments, Etc.                                      28
SECTION 2.16.  Letters of Credit                                              29
SECTION 2.17.  Use of Proceeds                                                32
SECTION 2.18.  Increase in the Aggregate Commitments                          32
SECTION 2.19.  Obligations and Communications of the Borrowers                34
SECTION 2.20.  Subrogation and Contribution                                   34

                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.  Conditions Precedent to Effectiveness of
                 Sections 2.01, 2.03 and 2.16                                 35
SECTION 3.02.  Conditions  Precedent to Each  Revolving  Credit
                 Borrowing,  each Issuance and Renewal of
                 Letters of Credit and each Increase Date                     36
SECTION 3.03.  Conditions Precedent to Each Competitive Bid Borrowing         37
SECTION 3.04.  Determinations Under Section 3.01                              37

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties of the Borrowers                38

                                    ARTICLE V

                           COVENANTS OF THE BORROWERS

SECTION 5.01.  Affirmative Covenants                                          40
SECTION 5.02.  Negative Covenants                                             43
SECTION 5.03.  Financial Covenants                                            45

                                   ARTICLE VI

                                EVENTS OF DEFAULT

SECTION 6.01.  Events of Default                                              45
SECTION 6.02.  Actions in Respect of the Letters of
                 Credit upon Event of Default                                 48

                                   ARTICLE VII

                                    THE AGENT

SECTION 7.01.  Authorization and Action                                       48
SECTION 7.02.  Agent's Reliance, Etc.                                         49
SECTION 7.03.  Citibank and Affiliates                                        49
SECTION 7.04.  Lender Credit Decision                                         49
SECTION 7.05.  Indemnification                                                49
SECTION 7.06.  Successor Agent                                                50
SECTION 7.07.  Other Agents                                                   51

                                  ARTICLE VIII

                                  MISCELLANEOUS

SECTION 8.01.  Amendments, Etc.                                               51
SECTION 8.02.  Notices, Etc.                                                  51
SECTION 8.03.  No Waiver; Remedies                                            52
SECTION 8.04.  Costs and Expenses                                             52
SECTION 8.05.  Right of Set-off                                               53
SECTION 8.06.  Binding Effect                                                 53
SECTION 8.07.  Assignments and Participations                                 53
SECTION 8.08.  Confidentiality                                                56
SECTION 8.09.  No Liability of the Issuing Banks                              56
SECTION 8.10.  Governing Law                                                  56
SECTION 8.11.  Execution in Counterparts                                      57
SECTION 8.12.  Waiver of Jury Trial                                           57

Schedules

Schedule I - List of Applicable Lending Offices

Schedule 4.01(i) - Subsidiaries

Schedule 5.02(a) - Existing Liens

Exhibits

Exhibit A-1  -   Form of Revolving Credit Note

Exhibit A-2  -   Form of Competitive Bid Note

Exhibit B-1  -   Form of Notice of Revolving Credit Borrowing

Exhibit B-2  -   Form of Notice of Competitive Bid Borrowing

Exhibit C    -   Form of Assignment and Acceptance

Exhibit D    -   Form of Opinion of Counsel for the Borrowers

Exhibit E    -   Form of Financial Covenants Compliance Certificate

                      AMENDED AND RESTATED CREDIT AGREEMENT

                           Dated as of August 11, 1999

            This AMENDED AND RESTATED CREDIT AGREEMENT is by and among SCHOLASTIC CORPORATION, a Delaware corporation (the "Holding Company"), and SCHOLASTIC INC., a New York corporation (the "Operating Company"; the Holding Company and the Operating Company are, collectively, the "Borrowers" and, individually, each a "Borrower"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, SALOMON SMITH BARNEY INC., as arranger, THE CHASE MANHATTAN BANK and FLEET BANK, N.A., as syndication agents, and CITIBANK, N.A. ("Citibank"), as administrative agent (the "Agent") for the Lenders (as hereinafter defined):

            PRELIMINARY STATEMENTS:

            (1) The Borrowers entered into an Amended and Restated Loan Agreement dated as of April 11, 1995 (as amended to date, the "Original Loan Agreement"), with the banks referred to therein and their respective assignees (the "Original Banks") and the Agent. The Borrowers have requested that the Original Banks enter into this Agreement to amend and restate the Original Loan Agreement. The Original Banks have indicated their willingness to amend and restate the Original Loan Agreement on the terms and conditions set forth in this Agreement.

            (2) The Borrowers have requested that the Lenders (as hereinafter defined) make advances to them from time to time on the terms and conditions set forth in this Agreement in an aggregate principal amount outstanding at any one time not to exceed $170,000,000 (subject to increase pursuant to Section 2.18 hereof), the proceeds of which may be used for the general corporate purposes of the Borrowers and to backstop letters of credit and commercial paper of the Borrowers. The obligations of the Borrowers under the facility are to be joint and several.

            (3) Accordingly, the Borrowers, the Lenders and the Agent have entered into this Agreement in order to provide for (among other things) the making and repayment of the Advances and the documentation of the various representations of and agreements with the Borrowers, all upon the terms and provisions and subject to the conditions hereinafter set forth.

            NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree to amend and restate the Original Loan Agreement as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Advance" means a Revolving Credit Advance, a Competitive Bid Advance or a Letter of Credit Advance.

            "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

            "Agent's Account" means the account of the Agent maintained by the Agent at Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 36852248, Attention: Bank Loan Syndications.

            "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a Competitive Bid Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such Competitive Bid Advance.

            "Applicable Margin" means (a) for Base Rate Advances, 0% per annum and (b) for Eurodollar Rate Advances, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

      =========================================================================
                      Public Debt Rating           Applicable Margin for
                         S&P/Moody's             Eurodollar Rate Advances
      =========================================================================
      Level 1
      A-/A3 or above                                      0.325%
      =========================================================================
      Level 2
      Lower than Level 1 but at least BBB+/Baa1           0.375%
      =========================================================================
      Level 3
      Lower than Level 2 but at least BBB/Baa2            0.475%
      =========================================================================
      Level 4
      Lower than Level 3 but at least BBB-/Baa3           0.675%
      =========================================================================
      Level 5
      Lower than Level 4                                  0.900%
      =========================================================================

            "Applicable Percentage" means, as of any date a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

      =========================================================================
                      Public Debt Rating                Applicable
                         S&P/Moody's                    Percentage
      =========================================================================
      Level 1
      A-/A3 or above                                      0.100%
      =========================================================================
      Level 2
      Lower than Level 1 but at least BBB+/Baa1           0.125%
      =========================================================================
      Level 3
      Lower than Level 2 but at least BBB/Baa2            0.150%
      =========================================================================
      Level 4
      Lower than Level 3 but at least BBB-/Baa3           0.200%
      =========================================================================
      Level 5
      Lower than Level 4                                  0.300%
      =========================================================================

            "Applicable Utilization Fee" means, as of any date on which the aggregate principal amount of the Advances exceeds 33% of the Revolving Credit Facility, a percentage per annum determined by reference to the Public Debt Rating in effect on such date as set forth below:

      =========================================================================
                      Public Debt Rating                Applicable
                         S&P/Moody's                  Utilization Fee
      =========================================================================
      Level 1
      A-/A3 or above                                      0.050%
      =========================================================================
      Level 2
      Lower than Level 1 but at least BBB+/Baa1           0.075%
      =========================================================================
      Level 3
      Lower than Level 2 but at least BBB/Baa2            0.075%
      =========================================================================
      Level 4
      Lower than Level 3 but at least BBB-/Baa3           0.125%
      =========================================================================
      Level 5
      Lower than Level 4                                  0.150%
      =========================================================================

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

            "Assuming Lender" has the meaning specified in Section 2.18(d).

            "Assumption Agreement" has the meaning specified in Section 2.18(d)(ii).

            "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

            "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                  (a) the rate of interest announced publicly by Citibank in New
            York, New York, from time to time, as Citibank's base rate;

                  (b) the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

                  (c) 1/2 of one percent per annum above the Federal Funds Rate.

            "Base Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(i).

            "Borrowing" means a Revolving Credit Borrowing or a Competitive Bid Borrowing.

            "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances or LIBO Rate Advances, on which dealings are carried on in the London interbank market.

            "Commitment" means a Revolving Credit Commitment or a Letter of Credit Commitment.

            "Commitment Date" has the meaning specified in Section 2.18(b).

            "Commitment Increase" has the meaning specified in Section 2.18(a).

            "Competitive Bid Advance" means an advance by a Lender to a Borrower as part of a Competitive Bid Borrowing resulting from the competitive bidding procedure described in Section 2.03 and refers to a Fixed Rate Advance or a LIBO Rate Advance.

            "Competitive Bid Borrowing" means a borrowing consisting of simultaneous Competitive Bid Advances from each of the Lenders whose offer to make one or more Competitive Bid Advances as part of such borrowing has been accepted under the competitive bidding procedure described in Section 2.03.

            "Competitive Bid Note" means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of such Borrower to such Lender resulting from a Competitive Bid Advance made by such Lender.

            "Confidential Information" means information that the Borrowers furnish to the Agent or any Lender in a writing or orally designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than a Borrower not known to such Lender to be bound by a confidentiality obligation.

            "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

            "Consolidated Debt Ratio" shall mean, at any time, the ratio of (a) Total Consolidated Debt to (b) the sum of: (i) consolidated short-term debt for borrowed money of the Borrowers, (ii) consolidated long-term debt of the Borrowers, (iii) the aggregate value of stockholders' equity (as set forth in the most current consolidated balance sheet of the Holding Company), and (iv) the aggregate value of all preferred stock (as set forth in the most current consolidated balance sheet of the Holding Company).

            "Consolidated Interest Coverage Ratio" shall mean, for any period of the most recent four consecutive fiscal quarters of the Borrowers and their Subsidiaries ending on or before any date of determination, the ratio of (a) the sum of (i) net income (or net loss), (ii) any extraordinary non-cash losses, (iii) income tax expense, (iv) depreciation expense, (v) amortization expense (but excluding any amortization of prepublication costs and expenses) and (vi) gross interest expense, less
      (vii) any extraordinary non-cash gains, to (b) gross interest expense, all as recorded for such period.

            "Convert", "Conversion" and "Converted" each refers to a conversion of Revolving Credit Advances of one Type into Revolving Credit Advances of the other Type pursuant to Section 2.08 or 2.09.

            "Debt" of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (e) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit (other than obligations in respect of letters of credit issued to provide for the payment of goods or services, to backstop worker's compensation obligations or as rental security deposits, in each case incurred in the ordinary course of business), (f) all Debt of others referred to in clauses (a) through (e) above or clause (g) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (f) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

            "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

            "Default Termination Notice" has the meaning specified in Section 2.16(a).

            "Documentary Letter of Credit" means any Letter of Credit that is issued under the Letter of Credit Facility for the benefit of a supplier of inventory to any Borrower or any of its Subsidiaries to effect payment for such inventory, the conditions to drawing under which include the presentation to the Issuing Bank that issued such Letter of Credit of negotiable bills of lading, invoices and related documents sufficient, in the judgment of such Issuing Bank, to create a valid and perfected lien on or security interest in such inventory, bills of lading, invoices and related documents in favor of such Issuing Bank.

            "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

            "Effective Date" has the meaning specified in Section 3.01.

            "Eligible Assignee" means (a) with respect to the Revolving Credit Facility, (i) a Lender; (ii) a United States Affiliate of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, so long as such bank is acting through a branch or agency located in the United States, in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (vii) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (b) with respect to the

      Letter of Credit Facility, any Person approved by the Agent and the Borrowers, such approval not to be unreasonably withheld or delayed; provided, however, that neither Borrower nor an Affiliate of a Borrower shall qualify as an Eligible Assignee.

            "Environmental Claim" means (a) any unfulfilled responsibility or liability or unlawful act or omission under any Environmental Law; (b) any tortious act or omission or breach of contract pertaining to any Environmental Substance; or (c) any other violation or claim under any Environmental Law or in respect of any Environmental Substance.

            "Environmental Law" and "Environmental Laws" respectively mean any one or more of the applicable laws pertaining to: (a) any emission, discharge, release, runoff, disposal or presence in the environment of any Environmental Substance; (b) any cleanup, containment, manufacturing, treatment, handling, transportation, storage or sale of or other activity pertaining to any Environmental Substance; or (c) any other peril to public or occupational health or safety or to the environment that may be posed by an Environmental Substance.

            "Environmental Substance" means any toxic substance, hazardous material, contaminant, waste, pollutant or other similar product or substance that may pose a threat to public or occupational health or safety or to the environment.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrowers' controlled group, or under common control with the Borrowers, within the meaning of Section 414 of the Internal Revenue Code.

            "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11),
      (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of either Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by either or either Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
      (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

            "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrowers and the Agent.

            "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing
      (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the rate per annum at which deposits in U.S. dollars are offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to Citibank's Eurodollar Rate Advance comprising part of such Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Dow Jones Markets Page 3750 (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing shall be determined by the Agent on the basis of the applicable rate furnished to and received by the Agent from Citibank two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

            "Eurodollar Rate Advance" means a Revolving Credit Advance that bears interest as provided in Section 2.07(a)(ii).

            "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances or LIBO Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances or LIBO Rate Advances is determined) having a term equal to such Interest Period.

            "Events of Default" has the meaning specified in Section 6.01.

            "Facility" means the Revolving Credit Facility or the Letter of Credit Facility.

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

            "Fixed Rate Advances" has the meaning specified in Section
      2.03(a)(i).

            "GAAP" has the meaning specified in Section 1.03.

            "Increase Date" has the meaning specified in Section 2.18(a).

            "Increasing Lender" has the meaning specified in Section 2.18(b).

            "Information Memorandum" means the information memorandum dated July 16, 1999 used by the Agent in connection with the syndication of the Commitments.

            "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Revolving Credit Borrowing and each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing, the period commencing on the date of such Eurodollar Rate Advance or LIBO Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the applicable Borrower may, upon notice received by the Agent not later than 11:00 A.M. (New York City time) on the second Business Day prior to the first day of such Interest Period, select; provided, however, that:

                  (i) the Borrowers may not select any Interest Period that ends after the Termination Date;

                  (ii) Interest Periods commencing on the same date for
            Eurodollar Rate Advances comprising part of the same Revolving Credit Borrowing or for LIBO Rate Advances comprising part of the same Competitive Bid Borrowing shall be of the same duration;

                  (iii) whenever the last day of any Interest Period would
            otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                  (iv) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

            "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

            "Issuing Bank" means any Lender that has a Letter of Credit Commitment set forth opposite its name on Schedule I hereto, any other Lender approved as an Issuing Bank by the Agent and the Borrowers (such approval not to be unreasonably withheld or delayed) and each Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 8.07 so long as each such Lender or Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Agent in the Register).

            "L/C Related Documents" has the meaning specified in Section
      2.16(e).

            "Lenders" means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to Section 2.18 and each Person that shall become a party hereto pursuant to Section 8.07.

            "Letter of Credit" has the meaning specified in Section 2.16(a).

            "Letter of Credit Advance" means an advance made by any Issuing Bank or any Lender pursuant to Section 2.16(c).

            "Letter of Credit Agreement" has the meaning specified in Section 2.16(b)(i).

            "Letter of Credit Collateral" has the meaning specified in Section 6.02(b).

            "Letter of Credit Collateral Account" means a non-interest bearing cash collateral account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

            "Letter of Credit Commitment" means, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank's name on Schedule I hereto under the caption "Letter of Credit Commitment" or, if such Issuing Bank has entered into one or more Assignments and Acceptances or if a Lender has otherwise become an Issuing Bank, set forth for such Issuing Bank in the Register maintained by the Agent pursuant to
      Section 8.07(f) as such Issuing Bank's "Letter of Credit Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.05.

            "Letter of Credit Facility" means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks' Letter of Credit Commitments and (b) $10,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

            "Letter of Credit Obligations" means, at any time, the sum of (a) the maximum aggregate amount then available to be drawn under the Letters of Credit outstanding at such time (the determination of such maximum amount to assume the occurrence of, and compliance with, all conditions for drawing referred to therein) plus (b) the aggregate amount of the Borrowers' Obligations then outstanding under the Loan Documents in respect of the Letters of Credit, including all Advances resulting from drawings under Letters of Credit and all fees and expenses in respect of the Letters of Credit payable pursuant to Section 2.16(f).

            "LIBO Rate" means, for any Interest Period for all LIBO Rate Advances comprising part of the same Competitive Bid Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing
      (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the rate per annum at which deposits in U.S. dollars offered by the principal office of Citibank in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the amount that would be Citibank's ratable share of such Borrowing if such Borrowing were to be a Revolving Credit Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period. If the Dow Jones Markets Telerate Page 3750 (or any successor page) is unavailable, the LIBO Rate for any Interest Period for each LIBO Rate Advance comprising part of the same Competitive Bid Borrowing shall be determined by the Agent on the basis of the applicable rate furnished to and received by the Agent from Citibank two Business Days before the first day of such Interest Period, subject, however, to the provisions of
      Section 2.08.

            "LIBO Rate Advances" means a Competitive Bid Advance bearing interest based on the LIBO Rate.

            "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

            "Loan Documents" means this Agreement, the Notes and each Letter of Credit Agreement, as each may be amended, supplemented or otherwise modified from time to time.

            "Material Adverse Change" means any material adverse change in the assets, business, operations, property or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole.

            "Material Adverse Effect" means a material adverse effect on (a) the assets, business, operations, property or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole or (b) the ability of the Borrowers to perform their obligations under the Loan Documents.

            "Moody's" means Moody's Investors Service, Inc.

            "Multiemployer Plan" means a multiemployer plan, as defined in
      Section 4001(a)(3) of ERISA, to which a Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

            "Multiple Employer Plan" means a single employer plan, as defined in
      Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under
      Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

            "Note" means a Revolving Credit Note or a Competitive Bid Note.

            "Notice of Competitive Bid Borrowing" has the meaning specified in
      Section 2.03(a).

            "Notice of Revolving Credit Borrowing" has the meaning specified in
      Section 2.02(a).

            "Notice of Issuance" has the meaning specified in Section
      2.16(b)(i).

            "Notice of Renewal" has the meaning specified in Section 2.16(a).

            "Notice of Termination" has the meaning specified in Section
      2.16(a).

            "Original Banks" has the meaning specified in the Preliminary Statements.

            "Original Loan Agreement" has the meaning specified in the Preliminary Statements.

            "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

            "Permitted Liens" means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(e) hereof; (b) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or are being contested by good faith by appropriate proceedings and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

            "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

            "Plan" means a Single Employer Plan or a Multiple Employer Plan.

            "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Revolving Credit Commitment at such time and the denominator of which is the Revolving Credit Facility at such time.

            "Public Debt Rating" means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody's, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by the Holding Company. For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and Applicable Utilization Fee shall be determined by reference to the available rating; (b) if neither S&P nor Moody's shall have in effect a Public Debt Rating, the Applicable Margin, the Applicable Percentage and Applicable Utilization Fee will be set in accordance with Level 5 under the definition of "Applicable Margin", "Applicable Percentage" or "Applicable Utilization Fee", as the case may be; (c) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Margin, the Applicable Percentage and Applicable Utilization Fee shall be based upon the higher rating, unless the lower of such ratings is more than one level below the higher of such ratings, in which case the applicable level shall be one level higher than the lower of such ratings; (d) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (e) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

            "Register" has the meaning specified in Section 8.07(f).

            "Required Lenders" means at any time Lenders owed or holding at least a majority in interest of the sum of (a) the then aggregate unpaid principal amount of the Revolving Credit Advances and Letter of Credit Advances owing to Lenders at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time.

            "Revolving Credit Advance" means an advance by a Lender to a Borrower as part of a Revolving Credit Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Revolving Credit Advance).

            "Revolving Credit Borrowing" means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

            "Revolving Credit Commitment" means, with respect to any Lender at any time (a) the amount set forth opposite such Lender's name on Schedule I hereto under the caption "Revolving Credit Commitment" (b) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth in such Assumption Agreement or (c) if such Lender has entered into any Assignment and Acceptance, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 8.07(f), as such amount may be reduced pursuant to Section 2.05 or increased pursuant to Section 2.18.

            "Revolving Credit Facility" means, at any time, the aggregate amount of the Lenders' Revolving Credit Commitments at such time.

            "Revolving Credit Note" means a promissory note of a Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.19 in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Credit Advances made by such Lender.

            "Robinson Family" means Richard Robinson, Barbara Robinson Buckland, Florence R Ford, Mary Sue Robinson Morrill and William W. Robinson, the spouses and descendants of any of them, and any trust or estate whose legal representatives (or in the case of a Person with more than one legal representative, at least half of whose legal representatives) consist of one or more of the foregoing individuals, spouses and descendants; and the trusts respectively created under the will of Maurice R. Robinson and the will of Florence L. Robinson so long as at least half of their respective trustees continue to consist of one or more of the foregoing individuals, spouses and descendants.

            "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

            "Significant Subsidiary" shall mean any Subsidiary that owns 10% or more of the total consolidated assets of the Holding Company and its subsidiaries or contributes 10% or more of their total consolidated revenue from operations; and in any event shall include Scholastic Canada Ltd. and Scholastic Australia Pty. Ltd. Each direct and indirect parent (other than the Holding Company or the Operating Company) of a Significant Subsidiary also shall be deemed a Significant Subsidiary.

            "Single Employer Plan" means a single employer plan, as defined in
      Section 4001(a)(15) of ERISA, that (a) is maintained for employees of a Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which a Borrower or any ERISA Affiliate could have liability under
      Section 4069 of ERISA in the event such plan has been or were to be terminated.

            "Standby Letter of Credit" means any Letter of Credit issued under the Letter of Credit Facility, other than a Documentary Letter of Credit.

            "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

            "Termination Date" means the earlier of August 11, 2004 and the date of termination in whole of the Revolving Credit Commitments and the Letter of Credit Commitments pursuant to Section 2.05 or 6.01.

            "Total Consolidated Debt" shall mean the consolidated Debt of the Borrowers and their Subsidiaries.

            "Unused Revolving Credit Commitment" means, with respect to any Lender at any time, (a) such Lender's Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Letter of Credit Advances made by such Lender, in each case in its capacity as a Lender, and outstanding at such time, and (ii) such Lender's Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate amount of the Competitive Bid Advances outstanding at such time, and (C) to the extent not included in clause (b)(i) of this definition, the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.16(c) and outstanding at such time.

            "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

            SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

            SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

            SECTION 2.01. The Revolving Credit Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Advances to any Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Revolving Credit Commitment at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of Base Rate Advances, or shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Eurodollar Rate Advances, and shall consist of Revolving Credit Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender's Commitment, the Borrowers may borrow under this Section 2.01, prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

            SECTION 2.02. Making the Revolving Credit Advances. (a) Each Revolving Credit Borrowing shall be made on notice, given not later than (x) 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances or (y) 11:00 A.M. (New York City time) on the date of the proposed Revolving Credit Borrowing in the case of a Revolving Credit Borrowing consisting of Base Rate Advances, by the applicable Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Revolving Credit Borrowing (a "Notice of Revolving Credit Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Credit Borrowing,
(ii) Type of Advances comprising such Revolving Credit Borrowing, (iii) aggregate amount of such Revolving Credit Borrowing, and (iv) in the case of a Revolving Credit Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Revolving Credit Advance. Each Lender shall, before 2:00 P.M. (New York City time) on the date of such Revolving Credit Borrowing make available for the account of its Applicable Lending Office to the Agent at the Agent's Account, in same day funds, such Lender's ratable portion of such Revolving Credit Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to the applicable Borrower at the Agent's address referred to in Section 8.02; provided, however, that, in the case of any such Borrowing, the Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by any Issuing Bank and by any other Lender and outstanding on the date of such Revolving Credit Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to such Issuing Bank and such other Lenders for repayment of such Letter of Credit Advances.

            (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for any Revolving Credit Borrowing if the aggregate amount of such Revolving Credit Borrowing is less than $5,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08 or
2.12 and (ii) the Eurodollar Rate Advances may not be outstanding as part of more than twelve separate Revolving Credit Borrowings.

            (c) Each Notice of Revolving Credit Borrowing shall be irrevocable and binding on the applicable Borrower. In the case of any Revolving Credit Borrowing that the related Notice of Revolving Credit Borrowing specifies is to be comprised of Eurodollar Rate Advances, the applicable Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Credit Borrowing for such Revolving Credit Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Credit Advance to be made by such Lender as part of such Revolving Credit Borrowing when such Revolving Credit Advance, as a result of such failure, is not made on such date.

            (d) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and the applicable Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Credit Advances comprising such Revolving Credit Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance as part of such Revolving Credit Borrowing for purposes of this Agreement.

            (e) The failure of any Lender to make the Revolving Credit Advance to be made by it as part of any Revolving Credit Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on the date of such Revolving Credit Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender on the date of any Revolving Credit Borrowing.

            SECTION 2.03. The Competitive Bid Advances. (a) Each Lender severally agrees that either Borrower may make Competitive Bid Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 30 days prior to the Termination Date in the manner set forth below; provided that such Competitive Bid Borrowing shall not exceed the aggregate Unused Revolving Credit Commitments of the Lenders in effect immediately prior to giving effect to such Competitive Bid Borrowing.

            (i) Either Borrower may request a Competitive Bid Borrowing under this Section 2.03 by delivering to the Agent, by telecopier or telex, a notice of a Competitive Bid Borrowing (a "Notice of Competitive Bid Borrowing"), in substantially the form of Exhibit B-2 hereto, specifying therein the requested (v) date of such proposed Competitive Bid Borrowing,
      (w) aggregate amount of such proposed Competitive Bid Borrowing, (x) in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, Interest Period, or in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances, maturity date for repayment of each Fixed Rate Advance to be made as part of such Competitive Bid Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such Competitive Bid Borrowing or later than Termination Date),
      (y) interest payment date or dates relating thereto, and (z) other terms (if any) to be applicable to such Competitive Bid Borrowing, not later than 10:00 A.M. (New York City time) (A) at least one Business Day prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall specify in the Notice of Competitive Bid Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum (the Advances comprising any such Competitive Bid Borrowing being referred to herein as "Fixed Rate Advances") and (B) at least four Business Days prior to the date of the proposed Competitive Bid Borrowing, if such Borrower shall instead specify in the Notice of Competitive Bid Borrowing that the Advances comprising such Competitive Bid Borrowing shall be LIBO Rate Advances. Each Notice of Competitive Bid Borrowing shall be irrevocable and binding on such Borrower. The Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Borrowing received by it from such Borrower by sending such Lender a copy of the related Notice of Competitive Bid Borrowing.

            (ii) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Advances to such Borrower as part of such proposed Competitive Bid Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to such Borrower), (A) before 9:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and (B) before 10:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances of the minimum amount and maximum amount of each Competitive Bid Advance which such Lender would be willing to make as part of such proposed Competitive Bid Borrowing (which amounts of such proposed Competitive Bid may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such Lender's Commitment, if any), the rate or rates of interest therefor and such Lender's Applicable Lending Office with respect to such Competitive Bid Advance; provided that if the Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify such Borrower of such offer at least 30 minutes before the time and on the date on which notice of such election is to be given to the Agent, by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Agent before 10:00 A.M. (New York City time), and such Lender shall not be obligated to, and shall not, make any Competitive Bid Advance as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Advance as part of such proposed Competitive Bid Borrowing.

            (iii) Such Borrower shall, in turn, (A) before 10:30 A.M. (New York City time) on the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of Fixed Rate Advances and
      (B) before 11:00 A.M. (New York City time) three Business Days before the date of such proposed Competitive Bid Borrowing, in the case of a Competitive Bid Borrowing consisting of LIBO Rate Advances, either:

                  (x) cancel such Competitive Bid Borrowing by giving the Agent notice to that effect, or

                  (y) accept one or more of the offers made by any Lender or
            Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent of the amount of each Competitive Bid Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to such Borrower by the Agent on behalf of such Lender for such Competitive Bid Advance pursuant to paragraph (ii) above) to be made by each Lender as part of such Competitive Bid Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (ii) above by giving the Agent notice to that effect. Such Borrower shall accept the offers made by any Lender or Lenders to make Competitive Bid Advances in order of the lowest to the highest rates of interest offered by such Lenders. If two or more Lenders have offered the same interest rate, the amount to be borrowed at such interest rate will be allocated among such Lenders in proportion to the amount that each such Lender offered at such interest rate.

            (iv) If such Borrower notifies the Agent that such Competitive Bid Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Borrowing shall not be made.

            (v) If such Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, the Agent shall in turn promptly notify (A) each

      Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such Competitive Bid Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (ii) above have been accepted by such Borrower, (B) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, of the amount of each Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing, and (C) each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article III. Each Lender that is to make a Competitive Bid Advance as part of such Competitive Bid Borrowing shall, before 11:00 A.M. (New York City time) on the date of such Competitive Bid Borrowing specified in the notice received from the Agent pursuant to clause (A) of the preceding sentence or any later time when such Lender shall have received notice from the Agent pursuant to clause (C) of the preceding sentence, make available for the account of its Applicable Lending Office to the Agent at its address referred to in
      Section 8.02, in same day funds, such Lender's portion of such Competitive Bid Borrowing. Upon fulfillment of the applicable conditions set forth in
      Article III and after receipt by the Agent of such funds, the Agent will make such funds available to such Borrower at the location specified by such Borrower in its Notice of Competitive Bid Borrowing. Promptly after each Competitive Bid Borrowing the Agent will notify each Lender of the amount of the Competitive Bid Borrowing and the dates upon which such Competitive Bid Borrowing commenced and will terminate.

            (vi) If such Borrower notifies the Agent that it accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (iii)(y) above, such notice of acceptance shall be irrevocable and binding on such Borrower. Such Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the related Notice of Competitive Bid Borrowing for such Competitive Bid Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Competitive Bid Advance to be made by such Lender as part of such Competitive Bid Borrowing when such Competitive Bid Advance, as a result of such failure, is not made on such date.

            (b) Each Competitive Bid Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each Competitive Bid Borrowing, the Borrower making such Competitive Bid Borrowing shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above.

            (c) Within the limits and on the conditions set forth in this
Section 2.03, any Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection (d) below, and reborrow under this
Section 2.03, provided that a Competitive Bid Borrowing shall not be made on more than one day within any period of three Business Days.

            (d) Any Borrower making a Competitive Bid Borrowing shall repay to the Agent for the account of each Lender that has made a Competitive Bid Advance, on the maturity date of each Competitive Bid Advance (such maturity date being that specified by such Borrower for repayment of such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and provided in the Competitive Bid Note evidencing such Competitive Bid Advance), the then unpaid principal amount of such Competitive Bid Advance. No Borrower shall have any right to prepay any principal amount of any Competitive Bid Advance unless, and then only on the terms, specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above and set forth in the Competitive Bid Note evidencing such Competitive Bid Advance.

            (e) Each Borrower making a Competitive Bid Borrowing shall pay interest on the unpaid principal amount of each Competitive Bid Advance from the date of such Competitive Bid Advance to the date the principal amount of such Competitive Bid Advance is repaid in full, at the rate of interest for such Competitive Bid Advance specified by the Lender making such Competitive Bid Advance in its notice with respect thereto delivered pursuant to subsection
(a)(ii) above, payable on the interest payment date or dates specified by such Borrower for such Competitive Bid Advance in the related Notice of Competitive Bid Borrowing delivered pursuant to subsection (a)(i) above, as provided in the Competitive Bid Note evidencing such Competitive Bid Advance. Upon the occurrence and during the continuance of an Event of Default, such Borrower shall pay interest on the amount of unpaid principal of each Competitive Bid Advance owing to a Lender, payable in arrears on the date or dates interest is payable thereon, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Competitive Bid Advance under the terms of the Competitive Bid Note evidencing such Competitive Bid Advance unless otherwise agreed in such Competitive Bid Note.

            (f) The indebtedness of any Borrower resulting from each Competitive Bid Advance made to such Borrower as part of a Competitive Bid Borrowing shall be evidenced by a separate Competitive Bid Note of such Borrower payable to the order of the Lender making such Competitive Bid Advance.

            SECTION 2.04. Fees. (a) Facility Fee. The Borrowers, jointly and severally, agree to pay to the Agent for the account of each Lender a facility fee on the aggregate amount of such Lender's Commitment from the date hereof in the case of each Initial Lender and from the effective date specified in the Assumption Agreement or in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a rate per annum equal to the Applicable Percentage in effect from time to time, payable in arrears quarterly on the last day of each February, May, August and November, commencing August 31, 1999, and on the Termination Date.

            (b) Agent's Fees. The Borrowers, jointly and severally, shall pay to the Agent for its own account such fees as may from time to time be agreed between the Borrowers and the Agent.

            SECTION 2.05. Optional Termination or Reduction of the Commitments. The Borrowers shall have the right, upon at least five Business Days' notice to the Agent, to terminate in whole or reduce ratably in part the unused portions of the Letter of Credit Facility and the Unused Revolving Credit Commitments, provided that each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

            SECTION 2.06. Repayment of Revolving Credit Advances and Letter or Credit Advances. (a) Revolving Credit Advances. The Borrowers shall repay to the Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

            (b) Letter of Credit Advances. The Borrowers shall repay to the Agent for the account of each Issuing Bank and each other Lender that has made a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them on demand.

            SECTION 2.07. Interest on Revolving Credit Advances and Letter of Credit Advances. (a) Scheduled Interest. The Borrowers shall pay interest on the unpaid principal amount of each

Revolving Credit Advance and each Letter of Credit Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

            (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears quarterly on the last day of each February, May, August and November during such periods and on the date all Base Rate Advances shall be Converted or paid in full.

            (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time plus (z) the Applicable Utilization Fee in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

            (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default and after notice from the Agent, the Borrowers shall pay interest on the unpaid principal amount of each Revolving Credit Advance and each Letter of Credit Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above.

            SECTION 2.08. Interest Rate Determination. (a) The Agent shall give prompt notice to the Borrowers and the Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a)(i) or (ii).

            (b) If, with respect to any Eurodollar Rate Advances, the Required Lenders reasonably determine and notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Revolving Credit Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist. Each Lender that provides a notice as described in this Section 2.08(b) agrees to provide to the Borrowers a certificate in reasonable detail summarizing the basis for such notice.

            (c) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrowers and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, be Converted into Base Rate Advances.

            (d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

            (e) Upon the occurrence and during the continuance of any Event of Default, (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and
(ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

            (f) If Dow Jones Markets Telerate Page 3750 is unavailable and Citibank is unable to furnish timely information to the Agent for determining the Eurodollar Rate or LIBO Rate for any Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

            (i) the Agent shall forthwith notify the Borrowers and the Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances or LIBO Rate Advances, as the case may be,

            (ii) with respect to Eurodollar Rate Advances, each such Advance will automatically, on the last day of the then existing Interest Period therefor, be prepaid by the Borrowers or be automatically Converted into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

            (iii) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

            SECTION 2.09. Optional Conversion of Revolving Credit Advances. Each Borrower may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert Revolving Credit Advances of one Type comprising the same Borrowing made to such Borrower into Revolving Credit Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in
Section 2.02(b) and no Conversion of any Revolving Credit Advances shall result in more separate Revolving Credit Borrowings than permitted under Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Revolving Credit Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the applicable Borrower.

            SECTION 2.10. Prepayments of Revolving Credit Advances. (a) Optional. Each Borrower may, upon notice at least one Business Day prior to the date of such prepayment to the Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Revolving Credit Advances comprising part of the same Revolving Credit Borrowing made to such Borrower in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof in the case of Base Rate Advances and in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof in the case of Eurodollar Rate Advances and (y) in the event of any such prepayment of a Eurodollar Rate Advance, such Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(c).

            (b) Mandatory. (i) (A) The Borrowers shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings or the Letter of Credit Advances equal to the amount by which (1) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Competitive Bid Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (2) the Revolving Credit Facility on such Business Day. Such prepayments of the Revolving Credit Facility shall be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, and second applied to prepay Revolving Credit Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full.

            (B) The Borrowers shall, on each Business Day and on the Termination Date, pay to the Agent for deposit in the Letter of Credit Collateral Account an amount sufficient to cause the aggregate amount on deposit in such account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day or the Termination Date, as the case may be.

            (ii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

            SECTION 2.11. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority made after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Advances or LIBO Rate Advances or of agreeing to issue or of issuing or maintaining Letters of Credit (excluding for purposes of this Section 2.11 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.14 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate in reasonable detail summarizing the basis for and calculating the amount of such increased cost, submitted to the Borrowers and the Agent by such Lender shall be prima facie evidence of the amount claimed so long as any underlying determinations and allocations are made on a reasonable basis; provided, however, that no Lender shall be required to disclose in any such certificate any confidential proprietary information.

            (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or to issued Letters of Credit hereunder and other commitments of this type or the issuance or maintenance of the Letters of Credit, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend or to issue Letters of Credit hereunder or the issuance or maintenance of the

Letters of Credit (or other similar contingent obligations). A certificate in reasonable detail summarizing the basis for and calculating such amounts submitted to the Borrowers and the Agent by such Lender shall be prima facie evidence of the amount claimed so long as any underlying determinations and allocations are made on a reasonable basis; provided, however, that no Lender shall be required to disclose in any such certificate any confidential proprietary information.

            SECTION 2.12. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (a) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (b) the obligation of the Lenders to make Eurodollar Rate Advances or LIBO Rate Advances or to Convert Revolving Credit Advances into Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

            SECTION 2.13. Payments and Computations. (a) The Borrowers shall make each payment hereunder not later than 11:00 A.M. (New York City time) on the day when due to the Agent at the Agent's Account in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility fees ratably (other than amounts payable pursuant to Section 2.03, 2.11, 2.14 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon any Assuming Lender becoming a Lender hereunder as a result of a Commitment Increase pursuant to Section 2.18, and upon the Agent's receipt of such Lender's Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date, the Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

            (b) Each Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender, to charge from time to time against any or all of such Borrower's accounts with such Lender any amount so due.

            (c) All computations of interest based on the Base Rate or in respect of Fixed Rate Advances , facility fees and Letter of Credit commissions shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the LIBO Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

            (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

            (e) Unless the Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the applicable Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

            SECTION 2.14. Taxes. (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as "Taxes"). If the Borrowers shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

            (b) In addition, the Borrowers shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

            (c) The Borrowers shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

            (d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection
(d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

            (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrowers (but only so long as such Lender remains lawfully able to do so), shall provide each of the Agent and the Borrowers with two original Internal Revenue Service forms 1001 or 4224, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes. Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of execution and delivery of this Agreement, or at the time such Lender first becomes a party to this Agreement, represents and warrants that it is lawfully able to provide the Borrowers with a valid form 1001 or 4224 resulting in exemption form United States withholding tax on payments of interest pursuant to this Agreement or the Notes. If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form 1001 or 4224, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

            (f) For any period with respect to which a Lender has failed to provide the Borrowers with the appropriate form described in Section 2.14(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under Section 2.14(a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

            (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.14 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

            SECTION 2.15. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Credit Advances owing to it (other than pursuant to Section 2.11, 2.14 or 8.04(c)) in excess of its ratable share of payments on account of the Revolving Credit Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Credit Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the respective Borrowers in the amount of such participation.

            SECTION 2.16. Letters of Credit. (a) The Letter of Credit Facility. Each Issuing Bank severally agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (together with the Existing Letters of Credit, the "Letters of Credit") for the account of any Borrower from time to time on any Business Day during the period from the date hereof until 10 days before the Termination Date (i) in an aggregate Available Amount for all Letters of Credit issued by such Issuing Bank not to exceed at any time the lesser of (x) the Letter of Credit Facility at such time and (y) such Issuing Bank's Letter of Credit Commitment and (ii) in an Available Amount for each such Letter of Credit not to exceed an amount equal to an amount equal to the Unused Revolving Credit Commitments of the Lenders at such time. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than the earlier of (A) 10 days before the Termination Date and (B) (1) in the case of a Standby Letter of Credit, one year after the date of issuance thereof (but such Standby Letter of Credit may by its terms be automatically renewable annually upon notice (a "Notice of Renewal") given to the Issuing Bank that issued such Standby Letter of Credit and the Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Standby Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrowers (with a copy to the Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Standby Letter of Credit (a "Notice of Termination")) and (2) in the case of a Documentary Letter of Credit, one year after the date of issuance thereof; provided that the terms of each Standby Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Standby Letter of Credit to give the beneficiary named in such Standby Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Standby Letter of Credit prior to the date such Standby Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Standby Letter of Credit in any event to be extended to a date after the dates referred to in clause (A) above. If either a Notice of Renewal is not given by the applicable Borrower or a Notice of Termination is given by the relevant Issuing Bank pursuant to the immediately preceding sentence, such Standby Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the relevant Issuing Bank may in its discretion, unless instructed to the contrary by the Agent or the applicable Borrower, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement. Each Standby Letter of Credit shall contain a provision authorizing the Issuing Bank that issued such Letter of Credit to deliver to the beneficiary of such Letter of Credit, upon the occurrence and during the continuance of an Event of Default, a notice (a "Default Termination Notice") terminating such Letter of Credit and giving such beneficiary 15 days to draw such Letter of Credit. Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.16(a), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.16(c) and request the issuance of additional Letters of Credit under this Section 2.16(a).

            (b) Request for Issuance. (i) Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit, by any Borrower to any Issuing Bank, which shall give to the Agent and each Lender prompt notice thereof by telex or telecopier). Each such notice of issuance of a

Letter of Credit (a "Notice of Issuance") shall be by telephone, confirmed immediately in writing, or telex or telecopier, specifying therein the requested
(A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as such Issuing Bank may specify to such Borrower for use in connection with such requested Letter of Credit (in each case, a "Letter of Credit Agreement"). If (x) the requested form of such Letter of Credit is reasonably acceptable to such Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from the Required Lenders, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the applicable Borrower at its office referred to in Section 8.02 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

            (ii) Each Issuing Bank shall furnish (A) to the Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the previous week and drawings during such week under all Letters of Credit issued by such Issuing Bank, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by such Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by such Issuing Bank and (C) to the Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by such Issuing Bank.

            (c) Drawing and Reimbursement. The payment by any Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft. Upon written demand by any Issuing Bank with an outstanding Letter of Credit Advance, with a copy of such demand to the Agent, each Lender shall purchase from such Issuing Bank, and such Issuing Bank shall sell and assign to each such Lender, such Lender's Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent's Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Borrower hereby agrees to each such sale and assignment. Each Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefor is made by the Issuing Bank which made such Advance, provided notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by an Issuing Bank to any Lender of a portion of a Letter of Credit Advance, such Issuing Bank represents and warrants to such Lender that such Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Borrower. If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

            (d) Failure to Make Letter of Credit Advances. The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.16(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

            (e) Obligations Absolute. The obligations of the Borrowers under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

            (i) any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the "L/C Related Documents");

            (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of any Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

            (iii) the existence of any claim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

            (iv) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (v) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, unless such draft or certificate is substantially different from the applicable form specified by such Letter of Credit;

            (vi) any exchange, release or non-perfection of any Letter of Credit Collateral or other collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the applicable Borrower in respect of the L/C Related Documents; or

            (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the applicable Borrower or a guarantor.

            (f) Compensation. (i) The Borrowers shall pay to the Agent for the account of each Lender a commission on such Lender's Pro Rata Share of the average daily aggregate Available Amount of (A) all Standby Letters of Credit outstanding from time to time at a rate equal to 0.475% per annum equal and (B) all Documentary Letters of Credit outstanding from time to time at a rate equal to 0.250% per annum, in each case, calculated and payable for the quarterly period ending on the last Business Day of each February, May, August and November, and on the Termination Date.

            (ii) The Borrower shall pay to each Issuing Bank, for its own account, such commissions, issuance fees, fronting fees, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrowers and such Issuing Bank shall agree.

            (g) Existing Letters of Credit. Effective as of the Effective Date
(i) the letters of credit issued for the account of the Borrowers prior to such date under the Original Loan Agreement and set forth on Schedule 2.16(g) hereto (such letters of credit being the "Existing Letters of Credit") in an aggregate face amount not exceeding the total amount set forth on such Schedule will be deemed to have been issued as, and be, Letters of Credit hereunder and (ii) the Existing Letters of Credit and the reimbursement obligations in respect thereof shall be obligations of the Borrowers hereunder.

            SECTION 2.17. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrowers agree that they shall use such proceeds) for general corporate purposes of the Borrowers and their Subsidiaries, excluding nonconsensual acquisitions.

            SECTION 2.18. Increase in the Aggregate Commitments. (a) The Borrowers may, at any time but in any event not more than once in any calendar year prior to the Termination Date, by notice to the Agent, request that the aggregate amount of the Commitment be increased by an amount of $10,000,000 or an integral multiple of $10,000,000 in excess thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $200,000,000, (ii) on the date of any request by the Borrowers for a Commitment Increase and on the related Increase Date, the Public Debt Rating from Moody's and S&P shall be better than or equal to Baa3 and BBB-, respectively, and (iii) on the date of any request by the Borrowers for a Commitment Increase and on the related Increase Date, no Default shall have occurred and be continuing.

            (b) The Agent shall promptly notify the Lenders of a request by the Borrowers for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date"). Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrowers and the Agent.

            (c) Promptly following each Commitment Date, the Agent shall notify the Borrowers as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase. If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrowers may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $1,000,000 or an integral multiple thereof.

            (d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase in accordance with
Section 2.18(c) (each such Eligible Assignee and each Eligible Assignee that agrees to an extension of the Termination Date in accordance with Section

2.18(c), an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.18(b)) as of such Increase Date; provided, however, that the Agent shall have received on or before such Increase Date the following, each dated such date:

            (i) (A) certified copies of resolutions of the Board of Directors of each Borrower or the Executive Committee of such Board approving the Commitment Increase and the corresponding modifications to this Agreement and (B) an opinion of counsel for the Borrowers (which may be in-house counsel), in substantially the form of Exhibit D hereto;

            (ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrowers and the Agent (each an "Assumption Agreement"), duly executed by such Eligible Assignee, the Agent and the Borrowers; and

            (iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrowers and the Agent.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.18(d), the Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrowers, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.

            SECTION 2.19. Obligations and Communications of the Borrowers. All obligations, representations, warranties, covenants and other agreements of either or both of the Borrowers under this Agreement, the Notes and the other Loan Documents shall be joint and several liabilities of both of the Borrowers; provided, however, that anything herein or in the other Loan Documents to the contrary notwithstanding, the liability of the Operating Company with respect to the obligations of the Holding Company shall in no event exceed the maximum permissible amount for which the Operating Company may be obligated under ss. 548 of the United States Bankruptcy Code or applicable state fraudulent conveyance law. Any notice given to, any knowledge held by or any knowledge imputed to either Borrower shall be deemed to be within the knowledge of both of the Borrowers. Any certificate, notice, request, statement or other document or communication signed or made on behalf or in the name of either or both of the Borrowers shall be deemed to have been signed or made by both of the Borrowers unless expressly disclaimed in a particular document or communication. Reference to a single specific Borrower, whether by name, officer's title, letterhead or otherwise, shall not constitute an express disclaimer of any of the foregoing. Any telephone notice permitted to be given by the Borrowers under this Article II shall be sufficient if given by an appropriate officer of either Borrower, and shall be deemed to have been given by both Borrowers.

            SECTION 2.20. Subrogation and Contribution. Each Borrower covenants and agrees that, until the obligations of the Borrowers under this Agreement and the other Loan Documents have been fully paid and satisfied, any and all subrogation, contribution and other similar rights of such Borrower against or in respect of (A) the other Borrower, (B) any of the assets and properties of the other Borrower, or (C) any other co-obligor or indemnitor of any of the other Borrower's payments or obligations under any of the Loan Documents, whether now existing or hereafter acquired or created, and whether resulting from any payment made by such Borrower or otherwise, shall be subordinate and inferior in dignity and deferred as to payment to the full payment and satisfaction of all of such obligations. (However, such subordination of subrogation, contribution and similar rights is not intended to include, and this Section is not intended to affect, the intercompany advances and dividends permitted under this Agreement.) Neither Borrower shall seek any payment or exercise or enforce any right, power, privilege, remedy or interest that it may have with respect to any such subrogation, contribution or other similar right except with the prior written consent of the Agent (with the consent of the Required Lenders, as and if required) and for the benefit of all of the Lenders. Any payment, asset or property delivered to or for the benefit of any Borrower in respect of any such subrogation, contribution or other similar right shall be accepted in trust for the benefit of all of the Lenders and shall be promptly paid or delivered to the Agent (for the benefit of all of the Lenders) to be credited and applied to the payment and satisfaction of the obligations of the Borrowers under this Agreement and the other Loan Documents, whether contingent, matured or unmatured, or to be held by the Agent (for the benefit of all of the Lenders) as additional collateral, as the Agent (with the consent of the Required Lenders, as and if required) may elect in its sole and absolute discretion.

                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

            SECTION 3.01. Conditions Precedent to Effectiveness of Sections 2.01, 2.03 and 2.16. Sections 2.01, 2.03 and 2.16 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

            (a) There shall have occurred no Material Adverse Change since May 31, 1998.

            (b) There shall exist no action, suit, investigation, litigation or proceeding affecting the Holding Company or any of its Subsidiaries pending or threatened before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or
      (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

            (c) Nothing shall have come to the attention of the Lenders during the course of their due diligence investigation to lead them to believe that the Information Memorandum was or has become misleading, incorrect or incomplete in any material respect; without limiting the generality of the foregoing, the Lenders shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers and their Subsidiaries as they shall have requested.

            (d) All governmental and third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

            (e) The Borrowers shall have notified each Lender and the Agent in writing as to the proposed Effective Date.

            (f) The Borrowers shall have paid all accrued fees and expenses of the Agent and the Lenders (including the accrued fees and expenses of counsel to the Agent).

            (g) On the Effective Date, the following statements shall be true and the Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Holding Company, dated the Effective Date, stating that:

                  (i) The representations and warranties contained in Section
            4.01 are correct on and as of the Effective Date, and

                  (ii) No event has occurred and is continuing that constitutes a Default.

            (h) The Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Agent and (except for the Revolving Credit Notes) in sufficient copies for each Lender:

                  (i) The Revolving Credit Notes to the order of the Lenders.

                  (ii) a copy of the certificate of incorporation of each
            Borrower, and all modifications, amendments and restatements thereof, certified as of a recent date by the Secretary of State of its state of incorporation;

                  (iii) a copy of the by-laws of each Borrower, together with all modifications, amendments and restatements thereof, certified as of a recent date by its Secretary;

                  (iv) a certificate of the Secretary of State of the state of incorporation of each Borrower, dated as of a recent date, as to its existence and good standing;

                  (v) Certified copies of the resolutions of the Board of
            Directors of each Borrower approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and the Notes.

                  (vi) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of such Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder.

                  (vii) A favorable opinion of Charles Deull, Senior Vice
            President, Legal and Business Affairs of the Borrowers, substantially in the form of Exhibit D hereto and as to such other matters as any Lender through the Agent may reasonably request.

                  (viii) A favorable opinion of Shearman & Sterling, counsel for the Agent, in form and substance satisfactory to the Agent.

            (i) The termination of the commitments of the Original Banks and the payment in full of all Debt outstanding under the Original Loan Agreement.

            SECTION 3.02. Conditions Precedent to Each Revolving Credit Borrowing, each Issuance and Renewal of Letters of Credit and each Increase Date. The obligation of each Lender to make a Revolving Credit Advance (other than a Letter of Credit Advance made by an Issuing Bank or a Lender pursuant to
Section 2.16(c)) on the occasion of each Revolving Credit Borrowing (including the initial Borrowing) the obligation of each Issuing Bank to issue Letters of Credit (including the initial issuance) or renew a Standby Letter of Credit from time to time and each Commitment Increase shall be subject to the conditions precedent that the Effective Date shall have occurred and on the date of such Borrowing, issuance or renewal or the applicable Increase Date (a) the following statements shall be true (and each of the giving of the applicable Notice of Revolving Credit Borrowing, Notice of Issuance,

Notice of Renewal or request for Commitment Increase and the acceptance by the Borrowers of the proceeds of such Borrowing or such Letter of Credit issuance or the renewal of such Standby Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing, issuance, renewal or Increase Date such statements are true):

            (i) the representations and warranties contained in Section 4.01 are correct on and as of such date before and after giving effect to such Borrowing, issuance or renewal or such Increase Date and to the application of the proceeds therefrom, as though made on and as of such date; and

            (ii) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or Increase Date or from the application of the proceeds therefrom, that constitutes a Default;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request.

            SECTION 3.03. Conditions Precedent to Each Competitive Bid Borrowing. The obligation of each Lender that is to make a Competitive Bid Advance on the occasion of a Competitive Bid Borrowing to make such Competitive Bid Advance as part of such Competitive Bid Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of Competitive Bid Borrowing with respect thereto, (ii) on or before the date of such Competitive Bid Borrowing, but prior to such Competitive Bid Borrowing, the Agent shall have received a Competitive Bid Note payable to the order of such Lender for each of the one or more Competitive Bid Advances to be made by such Lender as part of such Competitive Bid Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Advance to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Advance in accordance with Section 2.03, and (iii) on the date of such Competitive Bid Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Competitive Bid Borrowing and the acceptance by the applicable Borrower of the proceeds of such Competitive Bid Borrowing shall constitute a representation and warranty by the Borrowers that on the date of such Competitive Bid Borrowing such statements are true):

            (a) the representations and warranties contained in Section 4.01 are correct on and as of the date of such Competitive Bid Borrowing, before and after giving effect to such Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, and

            (b) no event has occurred and is continuing, or would result from such Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

            SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the date that the Borrowers, by notice to the Lenders, designate as the proposed Effective Date, specifying its objection thereto. The Agent shall promptly notify the Lenders of the occurrence of the Effective Date.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

            SECTION 4.01. Representations and Warranties of the Borrowers. The Borrowers represent and warrant as follows:

            (a) Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

            (b) The execution, delivery and performance by each Borrower of this Agreement and the other Loan Documents to be delivered by it, and the consummation of the transactions contemplated hereby, are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) such Borrower's charter or by-laws or (ii) law or any contractual restriction binding on or affecting such Borrower.

            (c) This Agreement has been, and each of the other Loan Documents to be delivered by it when delivered hereunder will have been, duly executed and delivered by each Borrower. This Agreement is, and each of the other Loan Documents when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto enforceable against such Borrower in accordance with their respective terms.

            (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Borrower of this Agreement or the other Loan Documents to be delivered by it.

            (e) There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Claim, affecting the Holding Company or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

            (f) The Consolidated balance sheet of the Holding Company and its Subsidiaries as at May 31, 1998, and the related Consolidated statements of income and cash flows of the Holding Company and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young LLP, independent public accountants, the consolidating balance sheet of the Holding Company and its Subsidiaries as at May 31, 1998, and the related consolidating statements of income and cash flows of the Holding Company and its Subsidiaries for the fiscal year then ended, duly certified by the chief financial officer of the Holding Company, and the Consolidated and consolidating balance sheet of the Holding Company and its Subsidiaries as at February 28, 1999, and the related Consolidated and consolidating statements of income and cash flows of the Holding Company and its Subsidiaries for the nine months then ended, duly certified by the chief financial officer of the Holding Company, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at February 28, 1999, and said statements of income and cash flows for the nine months then ended, to year-end audit adjustments, the Consolidated financial condition of the Holding Company and its Subsidiaries as at such dates and the Consolidated results of the operations of the Holding Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since May 31, 1998, there has been no Material Adverse Change.

            (g) Each of the Borrowers and their Subsidiaries has good, marketable fee or leasehold title (as applicable) or ownership interest to all of the material assets and properties of the Borrowers and their Subsidiaries, free and clear of all Liens, other than Liens permitted by the Loan Documents.

            (h) The operations and properties of each Borrower and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws, all past non-compliance with such Environmental Laws has been resolved without material ongoing obligations or costs, and no circumstances exist that could reasonably be likely to (i) form the basis of an Environmental Claim against either Borrower or any of its Subsidiaries or any of their properties that could have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that could have a Material Adverse Effect.

            (i) Set forth on Schedule 4.01(i) hereto is a complete and accurate list of all Subsidiaries of each Borrower as of the date hereof, showing (as to each such Subsidiary) the jurisdiction of its incorporation. All of the outstanding capital stock and other ownership interests (other than directors qualifying shares) in each Borrower's Subsidiaries has been validly issued, are fully paid and non-assessable and are owned by such Borrower or one or more of its Subsidiaries free and clear of all Liens and, as of the date hereof, free of any outstanding options, warrants, rights of conversion or purchase or similar rights.

            (j) Each of the outstanding securities issued by the Holding Company was duly authorized and validly issued, is fully paid and non-assessable, and is not and will not be subject to any preemptive or similar right or restriction. Each of those outstanding securities was acquired from the issuer in a transaction in compliance with the Securities Act of 1933, as amended, and other applicable laws.

            (k) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

            (l) No Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

            (m) As of the date hereof and as of any date on or prior to December 31, 1999, the Borrowers have (i) initiated a review and assessment of their respective and each of their Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by the Borrowers or any of their Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and perform properly date sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis and (iii) to date, implemented that plan materially in accordance with such timetable (as adjusted from time to time). Based on the foregoing, the Borrowers believe that all computer applications (including those of their suppliers, vendors and customers) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before, on and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                    ARTICLE V

                           COVENANTS OF THE BORROWERS

            SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Borrowers will:

            (a) Reporting Requirements. Provide to the Lenders the following:

                  (i) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting either Borrower or any of its Subsidiaries of the type described in Section 4.01(e);

                  (ii) as soon as possible and in any event within five days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Holding Company setting forth details of such Default and the action that the Borrowers have taken and proposes to take with respect thereto and any other event that would be reasonably likely to have or has had a Material Adverse Effect.

                  (iii) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Holding Company, the Consolidated balance sheet of the Holding Company and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Holding Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief executive officer, the chief financial officer, the vice-president finance and investor relations or the vice-president controller of the Holding Company as having been prepared in accordance with generally accepted accounting principles and certificates of the chief executive officer, the chief financial officer, the vice-president finance and investor relations or the vice-president controller of the Holding Company in substantially the form of Exhibit E as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.02(e) and 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Holding Company shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                  (iv) as soon as available and in any event within 90 days
            after the end of each fiscal year of the Holding Company, (A) a copy of the annual audit report for such year for the Holding Company and its Subsidiaries, containing the Consolidated balance sheet of the Holding Company and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Holding Company and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by Ernst & Young LLP or other independent public accountants of recognized standing regularly retained by the Borrowers to audit their books and reasonably acceptable to the Required Lenders, (B) the consolidating balance sheet of the Holding Company and its Subsidiaries as of the end of such fiscal year and consolidating statements of income and cash flows of the Holding Company and its Subsidiaries for such fiscal year and (C) certificates of the chief executive officer, the chief financial officer, the vice-president finance and investor relations or the vice-president controller of the Holding Company in substantially the form of Exhibit E as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Sections 5.02(e) and 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Holding Company shall also provide, if necessary for the determination of compliance with
            Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                  (v) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Holding Company sends to its public securityholders generally, and copies of all reports on Form 8-K and registration statements for the public offering of securities that the Holding Company or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange; and

                  (vi) such other information respecting the Borrowers or any of their Subsidiaries as any Lender through the Agent may from time to time reasonably request.

            (b) Visitation Rights. At any reasonable time and from time to time, permit the Agent or any of the Lenders or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

            (c) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that such Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 5.02(c) and provided further that neither such Borrower nor any of its Significant Subsidiaries shall be required to preserve any right or franchise if (x) the Board of Directors of such Borrower or such Significant Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or such Significant Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to such Borrower or the Lenders or (y) in any jurisdiction the failure to do so would not be reasonably likely to have a Material Adverse Effect.

            (d) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws other than to the extent the noncompliance therewith or violation thereof would not be reasonably likely to have a Material Adverse Effect.

            (e) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property unless such failure to pay or discharge would not be reasonably likely to have a significant adverse effect on the business of the Borrowers and the Subsidiaries taken as a whole and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property unless such failure to pay or discharge would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither such

      Borrowers nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

            (f) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks (excluding publisher's liability insurance) as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Borrower or such Subsidiary operates.

            (g) Keeping of Books. Maintain, and cause each of its Subsidiaries to maintain, a standard system of accounting in accordance with generally accepted accounting principles consistently applied.

            (h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, other than to the extent any such failure to maintain and preserve would not be reasonably likely to have a Material Adverse Effect.

            SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither Borrower will:

            (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

                  (i) Permitted Liens,

                  (ii) purchase money Liens (including leases treated as
            security interests) upon or in any real property or equipment acquired or held by any Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

                  (iii) the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto,

                  (iv) Liens on property of a Person existing at the time such
            Person is merged into or consolidated with any Borrower or any Subsidiary of such Borrower or becomes a Subsidiary of such Borrower; provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with such Borrower or such Subsidiary or acquired by such Borrower or such Subsidiary,

                  (v) other Liens securing Debt in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

                  (vi) Liens incurred in respect of judgments and awards
            discharged within 30 days from the making thereof or under review in an appropriate forum so long as enforcement thereof is effectively stayed;

                  (vii) Liens incurred in respect of rental or security
            deposits; and

                  (viii) the replacement, extension or renewal of any Lien
            permitted by clause (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

            (b) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except (i) sales of inventory and equipment in the ordinary course of its business, (ii) in a transaction authorized by subsection (b) of this Section, (iii) sales of assets for fair value in an aggregate amount not to exceed $35,000,000 and
      (iv) the sale of either (x) the real property located at 557 Broadway, New York,

      New York or(y) the real property comprising the distribution center located in Jefferson City, Missouri, in each case, for fair value in connection with any sale-leaseback transaction.

            (c) Mergers, Etc. Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary of either Borrower may merge or consolidate with or into any other Subsidiary of such Borrower, (ii) any Subsidiary of either Borrower may merge into such Borrower and (iii) either Borrower may merge with any other Person so long as such Borrower is the surviving corporation, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

            (d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business of the Borrowers and their Subsidiaries, taken as a whole, as carried on at the date hereof.

            (e) Dividends, Etc. Declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Holding Company, or purchase, redeem or otherwise acquire for value (other than any redemption or repurchase of the Holding Company's outstanding 5% convertible subordinated debentures due August 15, 2005, as in effect on the date hereof, pursuant to the application of the change of control provision contained therein, or any substantially identical provision contained in any subsequent issuance of convertible Debt) (or permit any of its Subsidiaries to do so) any shares of any class of capital stock of the Holding Company or any warrants, rights or options to acquire any such shares, now or hereafter outstanding, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom, the Holding Company may (i) declare and make any dividend payment or other distribution payable in common stock of the Holding Company and (ii) declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire shares of its common stock or warrants, rights or options to acquire any such shares in an amount equal to the sum of (A) the cash proceeds received from the substantially concurrent issue of new shares of its common stock, (B) the aggregate amount of cash received and net tax benefit received from the exercise by employees of the Borrowers and their Subsidiaries of stock options or the purchase of shares of stock under the employee stock purchase plan after May 31, 1998, (C) 25% of the reduction in Debt from the conversion to equity of the Holding Company's outstanding 5% convertible subordinated debentures due August 15, 2005 and (D) the lesser of (x) 50% of net income of the Holding Company and its Subsidiaries arising after May 31, 1998 and computed on a cumulative Consolidated basis and (y) $75,000,000.

            (f) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, any transactions otherwise permitted under this Agreement with any of their unconsolidated Affiliates other than on terms that are fair and reasonable and no less favorable to such Borrower or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

            (g) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

            SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrowers will:

            (a) Consolidated Debt Ratio. Maintain at all times a Consolidated Debt Ratio of not more than 0.60:1; provided that during the fiscal quarters ending August 31, 2000 and November 30, 2000, the Borrowers shall maintain a consolidated Debt Ratio of not more than 0.625:1.

            (b) Consolidated Interest Coverage Ratio. Maintain as at the last day of each of their fiscal quarters a Consolidated Interest Coverage Ratio of not less than 3.50:1.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

            SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

            (a) any representation or warranty made in this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect when made (or deemed made); or

            (b) any report, statement, certificate, schedule or other document or information furnished (whether prior to, on or after the Effective
      Date) in connection with this Agreement or any of the other Loan Documents shall prove to have been false or misleading in any material respect when furnished (or deemed furnished); or

            (c) any default, whether in whole or in part, shall occur in the payment of the principal of the Revolving Credit Advances, or shall occur and continue for more than three Business Days in the payment of any interest on or any other amount respecting the Advances or any of the other obligations of the Borrowers under the Loan Documents; or

            (d) any default, whether in whole or in part, shall occur in the due observance or performance of any covenant, term or provision to be performed (i) under Sections 5.01(a)(ii), 5.02(e) or 5.03 of this Agreement or (ii) under Sections 5.01(b) or 5.02 of this Agreement (other than under Section 5.02(f) hereof) and such default described in this clause (ii) shall continue for a period of five Business Days after the earlier of notice thereof to or knowledge thereof by either Borrower; or

            (e) any default, whether in whole or in part, shall occur in the due observance or performance of any other covenant, term or provision to be performed under this Agreement and the other Loan Documents by either Borrower or any other party thereto (other than any Lender), which default is not described in any other subsection of this Section, and such default shall continue for a period of ten days after the earlier of notice thereof to or knowledge thereof by either Borrower; provided, however, that if such default is capable of being cured and if the Borrowers shall have commenced to cure such default within such period and shall proceed continuously in good faith and with due diligence to cure such default, then such period instead shall be thirty days; or

            (f) (i) any payment default of $1,000,000 or more shall occur under any instrument or agreement (other than a Loan Document) respecting any Debt of either Borrower or any of their Subsidiaries, unless payment shall be made or action shall be taken within three Business Days after such default in an amount or manner sufficient to cure it, provided that such payment or action will not result in a breach of any term or provision of this Agreement and the other Loan Documents, with the various financial measurements and covenants set forth in Section 5.03 of this Agreement being recalculated on a pro forma basis (from the then most recent quarterly or subsequent pro forma calculations) to include the effect of any such payment or (ii) any Debt of either Borrower or of any of their Subsidiaries of $5,000,000 or more in principal or notional amount shall be accelerated or otherwise become due or be required to be prepaid, repurchased or redeemed (other than pursuant to a regularly scheduled mandatory prepayment, repurchase or redemption or the application of the change of control provision contained in the Holding Company's outstanding 5% convertible subordinated debentures due August 15, 2005, as in effect on the date hereof, or any substantially identical provision contained in any subsequent issuance of debt) prior to its scheduled maturity; or

            (g) either Borrower or any of their Subsidiaries shall (i) fail or be unable to pay its debts generally as they become due, (ii) make a general assignment for the benefit of its creditors, (iii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties, (iv) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code, (v) file with or otherwise submit to any governmental authority any petition, answer or other document seeking (A) reorganization, (B) an arrangement with creditors or
      (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation, (vi) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law,
      (vii) be adjudicated a bankrupt or insolvent, or (viii) take any action for the purpose of effecting any of the foregoing; or

            (h) any case, proceeding or other action shall be commenced against either Borrower or any of their Subsidiaries for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part), anything specified in subsection (g) of this Section, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to either Borrower or any of their Subsidiaries, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of either Borrower or any of their Subsidiaries, and any of the foregoing shall continue unstayed and in effect for any period of sixty days; or

            (i) one or more final judgments for the payment of money in excess of an aggregate of $5,000,000 shall be rendered against either Borrower or any of their Subsidiaries and the same shall remain undischarged for a period of thirty days during which levy and execution shall not be effectively stayed or contested in good faith; or

            (j) either Borrower or any ERISA Affiliate shall, or shall be reasonably expected to, incur liability as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of either Borrower or any ERISA Affiliate from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan; provided that any such event(s) (individually or in the aggregate with any other such event(s)) would be reasonably likely to have or has had (in the reasonable judgment of the Required Lenders) a Material Adverse Effect; or

            (k) the Holding Company shall own less than all of the outstanding securities issued by the Operating Company, or any other Person shall acquire any option, warrant or other right to acquire any of those securities; or

            (l) the Robinson Family shall cease to own (in the aggregate) at least fifty-one percent (51.00%) of the issued and outstanding shares of Class A Stock of the Holding Company;

      or any other Person shall acquire any option, warrant or other right to acquire (from the Robinson Family, the Holding Company or otherwise) any securities issued by the Holding Company that, if exercised, would result in the Robinson Family holding less than 51% of such stock; or

            (m) the Board of Directors of the Holding Company shall submit to its shareholders for adoption, or the shareholders of the Holding Company shall adopt, any supplement, modification or amendment to or restatement of the certificate of incorporation or the by-laws of the Holding Company that would in any way directly or indirectly (i) alter the relative voting rights or powers of the classes of the capital stock of the Holding Company, (ii) add any additional classes of capital stock with any voting rights, or (iii) adversely affect the rights, powers, privileges, remedies or interests of the Agent or the Lenders under this Agreement or any other Loan Document, in any such case without the prior written consent of the Required Lenders;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.16(c)) and of each Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrowers, declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers , (B) by notice to each party required under the terms of any agreement in support of which a Standby Letter of Credit is issued, request that all obligations under such agreement be declared to be due and payable and (C) by notice to each Issuing Bank, direct such Issuing Bank to deliver a Default Termination Notice to the beneficiary of each Standby Letter of Credit issued by it, and each Issuing Bank shall deliver such Default Termination Notices; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to either Borrower under the United States Bankruptcy Code, (1) the obligation of each Lender to make Advances (other than Letter of Credit Advances by an Issuing Bank or a Lender pursuant to Section 2.16(c)) and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

            SECTION 6.02. Actions in Respect of the Letters of Credit upon Event of Default. If any Event of Default shall have occurred and be continuing, the Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Agent on behalf of the Lenders in same day funds at the Agent's office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding. If at any time the Agent determines that any funds held in the Letter of Credit Collateral Account are subject to any right or claim of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Letter of Credit Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Letter of Credit Collateral Account that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the Letter of Credit Collateral Account, such funds shall be applied to reimburse the relevant Issuing Bank or Lenders, as applicable, to the extent permitted by applicable law. If the Borrowers have not delivered the cash collateral as specified above within five Business Days after it was due, at any time and from time to time thereafter, the Lenders in their sole and absolute discretion may (but shall not be obligated to) advance to the Borrowers all or any portion of the required cash collateral, by credit to the Letter of Credit Collateral Account or otherwise; and amounts advanced by the Lenders pursuant to this option and outstanding from time to time shall be due and payable, together with interest and additional interest thereon at the rates provided in Section 2.07 of this Agreement, on demand, and shall otherwise constitute "Letter of Credit Advances" for all purposes under this Agreement and the other Loan Documents.

                                   ARTICLE VII

                                    THE AGENT

            SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

            SECTION 7.02. Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Agent receives and accepts an Assumption Agreement entered into by an Assuming Lender as provided in Section 2.18 or an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (iv) shall not have any duty (fiduciary or otherwise) to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Loan Documents on the part of any Borrower or to inspect the property (including the books and records) of the Borrowers; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant hereto; (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (vii) shall be deemed not to have knowledge of any Default unless and until written notice (including facsimile notice) thereof is given to the Agent by either Borrower or a Lender.

            SECTION 7.03. Citibank and Affiliates. With respect to its Commitment, the Advances made by it and the Note issued to it, Citibank shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Citibank in its individual capacity. Citibank and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any such Borrower or any such Subsidiary, all as if Citibank were not the Agent and without any duty to account therefor to the Lenders.

            SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

            SECTION 7.05. Indemnification. (a) The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers), from and against such Lender Party's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents (collectively, the "Indemnified Costs"), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

            (b) Each Lender severally agrees to indemnify each Issuing Bank (to the extent not promptly reimbursed by the Borrowers) from and against such Lender's ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Issuing Bank under the Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse such Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under
Section 8.04, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrowers.

            (c) For purposes of this Section 7.05, the Lenders' respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Revolving Credit Advances and Letter of Credit Advances outstanding at such time and owing to the respective Lender, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) their respective Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Letter of Credit Advances owing to any Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments. The failure of any Lender to reimburse any Agent or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent or such Issuing Bank, as the case may be, for such other Lender's ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this
Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

            SECTION 7.06. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

            SECTION 7.07. Other Agents. Each Lender hereby acknowledges that neither syndication agent nor any other Lender designated as any "Agent" on the signature pages hereof has any responsibility or liability hereunder other than in its capacity as a Lender.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Revolving Credit Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 3.01, (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Credit Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments, the aggregate Available Amount of outstanding Letters of Creditor of the aggregate unpaid principal amount of the Revolving Credit Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (f) amend this Section 8.01; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

            SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Holding Company or to the Operating Company, at its address at 555 Broadway, New York, New York 10012, Attention: Kevin McEnery, Chief Financial Officer, and Charles Deull, Senior Vice President Legal and Business Affairs; if to any Initial Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assumption Agreement or the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Two Penns Way, New Castle, Delaware 19720, Attention: Bank Loan Syndications Department; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrowers and the Agent. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively, except that notices and communications to the Agent pursuant to Article II, III or VII shall not be effective until received by the Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

            SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

            SECTION 8.04. Costs and Expenses. (a) The Borrowers jointly and severally agree to pay on demand all reasonable costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrowers further jointly and severally agree to pay on demand all reasonable costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Loan Documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Agent and each Lender in connection with the enforcement of rights under this Section 8.04(a).

            (b) The Borrowers jointly and severally agree to indemnify and hold harmless the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances or (ii) the actual or alleged presence of Environmental Substances on any property of any Borrower or any of its Subsidiaries or any Environmental Claim relating in any way to any Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrowers or any of their shareholders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

            (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance, LIBO Rate Advance is made by any Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.10 or 2.12, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrowers pursuant to Section 8.07(a), such Borrower shall, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

            (d) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.11, 2.14 and 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

            SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify such Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

            SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrowers and the Agent and when the Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

            SECTION 8.07. Assignments and Participations. (a) Each Lender may and, if demanded by the Borrowers (following a demand by such Lender pursuant to Section 2.11 or 2.14) upon at least five Business Days' notice to such Lender and the Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Credit Advances owing to it and the Revolving Credit Note or Notes held by it) with the consent of the Borrowers, which consent shall not be unreasonably withheld or delayed; provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any right to make Competitive Bid Advances, Competitive Bid Advances owing to it and Competitive Bid Notes), (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrowers pursuant to this Section 8.07(a) shall be arranged by the Borrowers after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrowers pursuant to this
Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrowers or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Revolving Credit Note subject to such assignment and a processing and recordation fee of $3,000.

            (b) Each Issuing Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank's rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) each such assignment shall be to an Eligible Assignee, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee (unless paid pursuant to Section 8.07(a)) of $2,000 for each Assignment and Acceptance between an Issuing Bank and its Affiliate or another Issuing Bank or $3,000 for each other Assignment and Acceptance.

            (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or an Issuing Bank, as the case may be, hereunder and (y) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

            (d) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by any Borrower of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

            (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Credit Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrowers.

            (f) The Agent shall maintain at its address referred to in Section
8.02 a copy of each Assumption Agreement and each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

            (g) Each Lender may sell participations to one or more banks or other entities (other than a Borrower or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrowers hereunder) shall remain unchanged and such Lender agrees that it will not raise (and hereby expressly waives) any defense relating to any such participation, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) such Lender shall not permit its direct or indirect participants to further assign or participate its interest.

            (h) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender.

            (i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

            SECTION 8.08. Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrowers, other than (a) to the Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(h), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

            SECTION 8.09. No Liability of the Issuing Banks. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by such Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit, unless such documents are substantially different from the applicable form specified by such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the applicable Borrower shall have a claim against such Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that such Borrower proves were caused by (i) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank's willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

            SECTION 8.10. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

            SECTION 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            SECTION 8.12. Waiver of Jury Trial. Each of the Borrowers, the Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                     SCHOLASTIC CORPORATION

                                     By /s/ Ray Marchuk
                                       -----------------------------------------
                                       Title: VP Finance & Investor Relations


                                     SCHOLASTIC INC.

                                     By /s/ Ray Marchuk
                                       -----------------------------------------
                                       Title: VP Finance & Investor Relations


                                     CITIBANK, N.A.,
                                       as Agent

                                     By /s/ Robert D. Wetrus
                                       -----------------------------------------
                                       Title: Managing Director & Vice President


                              Initial Lenders


                                     CITIBANK, N.A.

                                     By /s/ Diane L. Pockaj
                                       -----------------------------------------
                                       Title: Vice President


                                     THE CHASE MANHATTAN BANK

                                     By /s/ Leonard Noll
                                       -----------------------------------------
                                       Title: Vice President


                                     FLEET BANK, N.A.

                                     By /s/ Greg Miller
                                       -----------------------------------------
                                       Title: Assistant Vice President


                                     SUMMIT BANK

                                     By /s/ Carter Evans
                                       -----------------------------------------
                                       Title: Vice President


                                     UMB BANK, N.A.

                                     By /s/ Kent Workman
                                       -----------------------------------------
                                       Title: Executive Vice President


                                     HSBC BANK USA

                                     By /s/ William M. Holland
                                       -----------------------------------------
                                       Title: Vice President

                                   SCHEDULE I

                   COMMITMENTS AND APPLICABLE LENDING OFFICES

----------------------------------------------------------------------------------------------------------------------
Name of Initial       Revolving         Letter of        Domestic Lending Office       Eurodollar Lending Office
Lender                Credit            Credit
                      Commitment        Commitment
----------------------------------------------------------------------------------------------------------------------
Citibank, N.A.        $35,000,000       $10,000,000      399 Park Avenue               399 Park Avenue
                                                         New York, NY 10043            New York, NY 10043
                                                         Attn: Diane Pockaj            Attn: Diane Pockaj
                                                         T: (212) 559-4649             T: (212) 559-4649
                                                         F: (212) 793-0289             F: (212) 793-0289
----------------------------------------------------------------------------------------------------------------------
The Chase Manhattan   $35,000,000                        E. 36 Midland Avenue          E. 36 Midland Avenue
Bank                                                     Paramus, NJ 07652             Paramus, NJ 07652
                                                         Attn: Roseann Bernardone      Attn: Roseann Bernardone
                                                         T: (201) 599-6681             T: (201) 599-6681
                                                         F: (201) 599-6672             F: (201) 599-6672
----------------------------------------------------------------------------------------------------------------------
Fleet Bank, N.A.      $35,000,000                        1185 Avenue of the Americas   1185 Avenue of the Americas
                                                         New York, NY 10036            New York, NY 10036
                                                         Attn: Robert Bloch            Attn: Robert Bloch
                                                         T: (212) 819-5738             T: (212) 819-5738
                                                         F: (212) 819-4114             F: (212) 819-4114
----------------------------------------------------------------------------------------------------------------------
Summit Bank           $35,000,000                        750 Walnut Avenue             750 Walnut Avenue
                                                         Cranford, NJ 07016            Cranford, NJ 07016
                                                         Attn: Carter Evans            Attn: Carter Evans
                                                         T: (908) 709-6421             T: (908) 709-6421
                                                         F: (908) 709-6433             F: (908) 709-6433
----------------------------------------------------------------------------------------------------------------------
UMB Bank, n.a.        $20,000,000                        1010 Grand Avenue              1010 Grand Avenue
                                                         Kansas City, MO                Kansas City, MO
                                                          64141-6226                     64141-6226
                                                         Attn: Kent Workman             Attn: Kent Workman
                                                         T: (816) 860-7934              T: (816) 860-7934
                                                         F: (816) 860-4838              F: (816) 860-4838
----------------------------------------------------------------------------------------------------------------------
HSBC Bank USA         $10,000,000                        1 HSBC Center                  1 HSBC Center
                                                         Buffalo, NY 14203              Buffalo, NY 14203
                                                         Attn: Marie Sax                Attn: Marie Sax
                                                         T: (716) 841-5668              T: (716) 841-5668
                                                         F: (716) 841-0269              F: (716) 841-0269
----------------------------------------------------------------------------------------------------------------------

                                                                SCHEDULE 4.01(i)

                             SCHOLASTIC CORPORATION
                              LIST OF SUBSIDIARIES

DOMESTIC SUBSIDIARIES                                     STATE OF INCORPORATION
---------------------                                     ----------------------

Scholastic Inc.                                               New York
Scholastic Entertainment Inc.                                 New York
      (formerly Scholastic Productions Inc.)
Children's Music Library, Inc.                                New York
     (a subsidiary of Weston Woods Studios, Inc.)
Lectorum Publications, Inc.                                   New York
Scholastic Book Services, Inc.                                Delaware
SE Distribution Inc.                                          Delaware
     (a subsidiary of Scholastic Entertainment Inc.)
Scholastic UK Group Ltd.                                      Delaware
     (formerly Scholastic Publications (Magazines), Ltd.)
Weston Woods Studios, Inc.                                    Delaware
Georgetown Studios, Inc.                                      Connecticut
     (a subsidiary of Weston Woods Studios, Inc.)
The Electronic Bookshelf, Inc.                                Indiana
Scholastic Book Clubs, Inc.                                   Missouri


FOREIGN SUBSIDIARIES                                        JURISDICTION
--------------------                                        ------------

Scholastic Australia Pty. Ltd.                                Australia
Bookshelf Publishing Australia Pty. Ltd.                      Australia
Troll School Book Clubs and Fairs Australia Pty. Ltd.         Australia
Scholastic Australia Superannuation Pty. Ltd.                 Australia
Scholastic Executive Superannuation Pty. Ltd.                 Australia
Oldmeadow Booksellers (Aust.) Pty. Ltd.                       Australia
Scholastic (Barbados), Inc.                                   Barbados
Scholastic Canada Ltd.                                        Canada
Scholastic Productions Canada Ltd.                            Canada
Scholastic Book Fairs Canada Inc.                             Canada
Scholastic Ltd.                                               England
School Book Fairs Ltd.                                        England
Scholastic Book Clubs Ltd.                                    England
Red House Books Ltd.                                          England
Scholastic Publication Ltd.                                   England
Scholastic Educational Magazines Ltd.                         England
Red House Book Clubs Ltd.                                     England
Scholastic Hong Kong Limited                                  Hong Kong
Scholastic Book Fairs Ltd.                                    Ireland
Scholastic India Private Limited                              India
Scholastic Mexico, S.A. de C.V.                               Mexico
Scholastic New Zealand Ltd.                                   New Zealand
  (formerly known as Ashton Scholastic Ltd.)

                                SCHEDULE 5.02(a)

                         EXISTING LIENS AND ENCUMBRANCES

1) An Operating Overdraft Agreement was entered into on September 12, 1994 between Scholastic Canada Ltd. ("SCL") and Canadian Imperial Bank of Commerce has a negative pledge that SCL cannot give security over any of its assets to any other lender.

2) In 1983, the City of Jefferson, Missouri provided financing to Scholastic Inc. through the issuance of Industrial Revenue bonds to complete a substantial addition to its national distribution center in Jefferson City, Missouri. These Bonds were renegotiated in March 1992. Scholastic has issued to the Bond Trustee an unconditional guarantee of principal and interest. Land acquired in Jefferson City, Missouri, during f/y 1982, a building at Scholastic's national distribution center and certain equipment are pledged as security.

3) In December 1993, Scholastic entered into an agreement pursuant to which the IDA provides Scholastic with financial assistance through the issuance of IDA Bonds in connection with the purchase of furniture, fixtures and equipment for use at Scholastic's headquarters at 555 Broadway, New York, New York. In connection with such financial assistance, Scholastic has granted the IDA a security interest in such furniture, fixtures and equipment.

                                                           EXHIBIT A-1 - FORM OF
                                                                REVOLVING CREDIT
                                                                 PROMISSORY NOTE

                                                    Dated: _______________, 199_

            FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _________________________ corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the aggregate principal amount of the Revolving Credit Advances made by the Lender to the Borrower pursuant to the Credit Agreement dated as of August 11, 1999 among the Borrower, [Scholastic Corporation][Scholastic Inc.], the Lender and certain other lenders parties thereto, Salomon Smith Barney Inc., as arranger, The Chase Manhattan Bank and Fleet Bank, N.A., as syndication agents, and Citibank, N.A. as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

            The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

            Both principal and interest are payable in lawful money of the United States of America to Citibank, as Agent, at 399 Park Avenue, New York, New York 10043, in same day funds. Each Revolving Credit Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

            This Promissory Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Revolving Credit Advances by the Lender to the Borrower from time to time, the indebtedness of the Borrower resulting from each such Revolving Credit Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

            The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

                                                              [NAME OF BORROWER]

                                                  By____________________________
                                                  Title:

                       ADVANCES AND PAYMENTS OF PRINCIPAL

================================================================================
                                Amount of
              Amount of      Principal Paid     Unpaid Principal   Notation
    Date       Advance         or Prepaid           Balance         Made By
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

                                                           EXHIBIT A-2 - FORM OF
                                                                 COMPETITIVE BID
                                                                 PROMISSORY NOTE

             U.S.$_______________          Dated: _______________, 199_

            FOR VALUE RECEIVED, the undersigned, [NAME OF BORROWER], a _________________________ corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office (as defined in the Credit Agreement dated as of August 11, 1999 among the Borrower, [Scholastic Corporation] [Scholastic Inc.], the Lender and certain other lenders parties thereto, Salomon Smith Barney Inc., as arranger, The Chase Manhattan Bank and Fleet Bank, N.A., as syndication agents, and Citibank, N.A., as Agent for the Lender and such other lenders (as amended or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined)), on _______________, 199_, the principal amount of U.S.$_______________].

            The Borrower promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at the interest rate and payable on the interest payment date or dates provided below:

      Interest Rate: _____% per annum (calculated on the basis of a year of _____ days for the actual number of days elapsed).

            Both principal and interest are payable in lawful money of ________________ to Citibank, as agent, for the account of the Lender at the office of _________________________, at _________________________ in same day funds.

            This Promissory Note is one of the Competitive Bid Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

            The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

            This Promissory Note shall be governed by, and construed in accordance with, the laws of the State of New York.

                                                  [NAME OF BORROWER]


                                               By_______________________________
                                               Title:

                                                 EXHIBIT B-1 - FORM OF NOTICE OF
                                                      REVOLVING CREDIT BORROWING


Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                     [Date]

            Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

            The undersigned, [Name of Borrower], refers to the Credit Agreement, dated as of August 11, 1999 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned,[Scholastic Corporation][Scholastic Inc.], certain Lenders parties thereto, Salomon Smith Barney Inc., as arranger, The Chase Manhattan Bank and Fleet Bank, N.A., as syndication agents, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Credit Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Borrowing (the "Proposed Revolving Credit Borrowing") as required by Section 2.02(a) of the Credit Agreement:

            (i) The Business Day of the Proposed Revolving Credit Borrowing is _______________, 199_.

            (ii) The Type of Advances comprising the Proposed Revolving Credit Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

            (iii) The aggregate amount of the Proposed Revolving Credit Borrowing is $_______________.

            [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Revolving Credit Borrowing is _____ month[s].]

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Revolving Credit Borrowing:

            (A) the representations and warranties contained in Section 4.01 of the Credit Agreement are correct, before and after giving effect to the Proposed Revolving Credit Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; and

            (B) no event has occurred and is continuing, or would result from such Proposed Revolving Credit Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                                               Very truly yours,

                                                              [NAME OF BORROWER]

                                              By________________________________
                                              Title:

                                                 EXHIBIT B-2 - FORM OF NOTICE OF
                                                       COMPETITIVE BID BORROWING

Citibank, N.A., as Agent
  for the Lenders parties
  to the Credit Agreement
  referred to below
  Two Penns Way
  New Castle, Delaware 19720

                                     [Date]

                  Attention: Bank Loan Syndications Department

Ladies and Gentlemen:

            The undersigned, [Name of Borrower], refers to the Credit Agreement, dated as of August 11, 1999 (as amended or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned,[Scholastic Corporation][Scholastic Inc.], certain Lenders parties thereto, Salomon Smith Barney Inc., as arranger, The Chase Manhattan Bank and Fleet Bank, N.A., as syndication agents, and Citibank, N.A., as Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Competitive Bid Borrowing under the Credit Agreement, and in that connection sets forth the terms on which such Competitive Bid Borrowing (the "Proposed Competitive Bid Borrowing") is requested to be made:

      (A)   Date of Competitive Bid Borrowing   ________________________
      (B)   Amount of Competitive Bid Borrowing ________________________
      (C)   [Maturity Date] [Interest Period]   ________________________
      (D)   Interest Rate Basis                 ________________________
      (E)   Interest Payment Date(s)            ________________________
      (F)   ___________________                 ________________________

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Competitive Bid Borrowing:

            (a) the representations and warranties contained in Section 4.01 are correct, before and after giving effect to the Proposed Competitive Bid Borrowing and to the application of the proceeds therefrom, as though made on and as of such date;

            (b) no event has occurred and is continuing, or would result from the Proposed Competitive Bid Borrowing or from the application of the proceeds therefrom, that constitutes a Default; and

            (c) the aggregate amount of the Proposed Competitive Bid Borrowing and all other Borrowings to be made on the same day under the Credit Agreement is within the aggregate amount of the unused Commitments of the Lenders.

            The undersigned hereby confirms that the Proposed Competitive Bid Borrowing is to be made available to it in accordance with Section 2.03(a)(v) of the Credit Agreement.

                                                Very truly yours,

                                                              [NAME OF BORROWER]


                                                By______________________________
                                                Title:

                                                             EXHIBIT C - FORM OF
                                                       ASSIGNMENT AND ACCEPTANCE

            Reference is made to the Credit Agreement dated as of August 11, 1999 (as amended or modified from time to time, the "Credit Agreement") among Scholastic Corporation, a Delaware corporation, and Scholastic Inc.,, a New York corporation (the "Borrowers"), the Lenders (as defined in the Credit Agreement), Salomon Smith Barney Inc., as arranger, The Chase Manhattan Bank and Fleet Bank, N.A., as syndication agents, and Citibank, N.A., as administrative agent for the Lenders (the "Agent"). Terms defined in the Credit Agreement are used herein with the same meaning.

            The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

            1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof (other than in respect of Competitive Bid Advances and Competitive Bid Notes) equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement (other than in respect of Competitive Bid Advances and Competitive Bid Notes). After giving effect to such sale and assignment, the Assignee's Commitment and the amount of the Revolving Credit Advances owing to the Assignee will be as set forth on
Schedule 1 hereto.

            2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by any Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; and (iv) attaches the Revolving Credit Note, if any held by the Assignor [and requests that the Agent exchange such Revolving Credit Note for a new Revolving Credit Note payable to the order of [the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto or new Revolving Credit Notes payable to the order of the Assignee in an amount equal to the Commitment assumed by the Assignee pursuant hereto and] the Assignor in an amount equal to the Commitment retained by the Assignor under the Credit Agreement, [respectively,] as specified on Schedule 1 hereto.

            3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.14 of the Credit Agreement.

            4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on
Schedule 1 hereto.

            5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

            6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement and the Revolving Credit Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Revolving Credit Notes for periods prior to the Effective Date directly between themselves.

            7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

            8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

            IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

                                   Schedule 1
                                       to
                            Assignment and Acceptance

Percentage interest assigned:                                           _____%

Assignee's Commitment:                                     __________

Aggregate outstanding principal amount of Revolving
 Credit Advances assigned:                                $__________

Principal amount of Revolving Credit Note payable
 to Assignee:                                             $__________

Principal amount of Revolving Credit Note payable
 to Assignor:                                             $__________

Effective Date*: _______________, 199_


                                    [NAME OF ASSIGNOR], as Assignory

                                    By__________________________________________
                                    Title:

                                    Dated:  _______________, 199_


                                    [NAME OF ASSIGNEE], as Assignee

                                    By__________________________________________
                                    Title:

                                    Dated:  _______________, 199_

                                    Domestic Lending Office:
                                             [Address]

                                    Eurodollar Lending Office:
                                             [Address]

----------
* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent

                                    Accepted this
                                    ____ day of _______________, 199_


                                    CITIBANK, N.A., as Agent

                                    By__________________________________________
                                    Title:

                                    Approved this ___ day
                                    of _______________, 199_


                                    SCHOLASTIC CORPORATION

                                    By__________________________________________
                                    Title:


                                    SCHOLASTIC INC.

                                    By__________________________________________
                                    Title:

                                                           [Letterhead of
                                                            Charles B. Duell
                                                            of Scholastic, Inc.]

                                                           August 11, 1999

To each of the Lenders parties
  to the Credit Agreement dated
  as of August 11, 1999
  among Scholastic Corporation, Scholastic Inc., said Lenders and Citibank, N.A., as Agent for said Lenders, and to Citibank, N.A., as Agent

                   Scholastic Corporation and Scholastic Inc.

Ladies and Gentlemen:

            This opinion is furnished to you pursuant to Section 3.01(h)(iv) of the Credit Agreement, dated as of August 11, 1999 (the "Credit Agreement"), among Scholastic Corporation and Scholastic Inc.(the "Borrowers"), the Lenders parties thereto, Salomon Smith Barney Inc., as arranger, The Chase Manhattan Bank and Fleet Bank, N.A., as syndication agents, and Citibank, N.A., as Agent for said Lenders. Terms defined in the Credit Agreement are used herein as therein defined.

            I have acted as counsel for the Borrowers in connection with the preparation, execution and delivery of the Credit Agreement.

            In that connection, I have examined:

            (1) The Credit Agreement.

            (2) The documents furnished by the Borrowers pursuant to Article III of the Credit Agreement.

            (3) The Certificate of Incorporation of each Borrower and all amendments thereto (the "Charter").

            (4) The by-laws of each Borrower and all amendments thereto (the "By-laws").

            (5) A certificate of the Secretary of State of Delaware, dated
      August    , 1999, attesting to the continued corporate existence and good standing of the Holding Company in that State.

            (5) A certificate of the Secretary of State of New York, dated
      August    , 1999 attesting to the continued corporate existence and
      good standing of the Operating Company in that State.

I have also examined the originals, or copies certified to our satisfaction, of the documents listed in certificates of the chief financial officers of the Borrowers, dated the date hereof (the "Certificates"), certifying that the documents listed in such certificate are all of the indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, and all of the orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect such Borrower's right to borrow money or such Borrower's obligations under the Credit Agreement or the Notes. In addition, I have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Borrowers, certificates of public officials and of officers of the Borrowers, and agreements, instruments and other documents, as I have deemed necessary as a basis for the opinions expressed below. As to questions of fact material to such opinions, I have, when relevant facts were not independently established by us, relied upon certificates of the Borrowers or their officers or of public officials. I have assumed the due execution and delivery, pursuant to due authorization, of the Credit Agreement by the Initial Lenders and the Agent.

            My opinions expressed below are limited to the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States.

            Based upon the foregoing and upon such investigation as I have deemed necessary, I am of the following opinion:

            1. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

            2. The execution, delivery and performance by each Borrower of the Credit Agreement and the Notes to which it is a party, and the consummation of the transactions contemplated thereby, are within such Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Charter or the By-laws of such Borrower or (ii) any law, rule or regulation applicable to such Borrower (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or (iii) any contractual or legal restriction contained in any indentures, loan or credit agreements, leases, guarantees, mortgages, security agreements, bonds, notes and other agreements or instruments, or any orders, writs, judgments, awards, injunctions and decrees, that affect or purport to affect such Borrower's right to borrow money or such Borrower's obligations under the Credit Agreement or the Notes. The Credit Agreement and the Notes have been duly executed and delivered on behalf of each Borrower.

            3. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Borrower of the Credit Agreement and the Notes to which it is a party.

            4. The Credit Agreement is, and after giving effect to the initial Borrowing, the Notes to which it is a party will be, legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms.

            5. To the best of my knowledge, there are no pending or overtly threatened actions or proceedings against any Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that purport to affect the legality, validity, binding effect or enforceability of the Credit Agreement or any of the Notes or the consummation of the transactions contemplated thereby or that are likely to have a Material Adverse Effect.

            The opinions set forth above are subject to the following qualifications:

            (a) My opinion in paragraph 4 above as to enforceability is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

            (b) My opinion in paragraph 4 above as to enforceability is subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

            (c) I express no opinion as to (i) Section 2.14 of the Credit Agreement insofar as it provides that any Lender purchasing a participation from another Lender pursuant thereto may exercise set-off or similar rights with respect to such participation and (ii) the effect of the law of any jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or the Notes may be sought that limits the rates of interest legally chargeable or collectible.

                                              Very truly yours,


                                              /s/ Charles Deull

                                                   EXHIBIT E - FORM OF FINANCIAL
                                                COVENANTS COMPLIANCE CERTIFICATE

                   FINANCIAL COVENANTS COMPLIANCE CERTIFICATE

                                   respecting

                             SCHOLASTIC CORPORATION

                                       and

                                 SCHOLASTIC INC.

                              [MONTH and DATE], 19

            Pursuant to the Amended and Restated Credit Agreement dated as of August 11, 1999 (as the same may be supplemented, modified, amended or restated from time to time in the manner provided therein, the "Credit Agreement"), the undersigned, being respectively, the [PRINT TITLE] of Scholastic Corporation and the [PRINT TITLE] of Scholastic Inc. (individually, a "Borrower" and, collectively, the "Borrowers"), hereby certify to Citibank, N.A., as Agent (the "Agent"), and to each of the Lenders, as of the date hereof that:

            (a) the representations and warranties contained in Section 4.01 are correct as though made on and as of the date hereof;

            (b) no event has occurred and is continuing that constitutes a Default; and

            (c) attached hereto are the calculations of, and the confirmations of the Borrowers' compliance with, the financial covenants set forth in Sections 5.02(e) and 5.03 of the Credit Agreement.

            Capitalized terms and non-capitalized words and phrases used and not otherwise defined in this Certificate shall have the meanings respectively assigned to them in the Lender and by counsel to the Agent in giving any opinion or advice requested of such counsel.


                                    ____________________________________________
                                                                     (SIGNATURE)

                                               DATE SIGNED: ___________ ___,  19


                                    ____________________________________________
                                                                     (SIGNATURE)

                                               DATE SIGNED: ___________ ___,  19

                        [SHEARMAN & STERLING LETTERHEAD]



                                                                 August 11, 1999



To the Initial Lenders party to the
 Credit Agreement referred
 to below and to Citibank, N.A.,
 as Agent

Ladies and Gentlemen:

            We have acted as special New York counsel to Citibank, N.A., as Agent, in connection with the preparation, execution and delivery of the Amended and Restated Credit Agreement dated as of August 11, 1999 (the "Credit Agreement") among Scholastic Corporation, a Delaware corporation (the "Holding Company"), Scholastic Inc., a New York corporation (the "Operating Company" and, together with the Holding Company, the "Borrowers") and each of you. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein as therein defined.

            In that connection, we have examined a counterpart of the Credit Agreement executed by the Borrowers, the Notes executed by the respective Borrowers and delivered on the date hereof (for purposes of this opinion letter, the "Notes") and, to the extent relevant to our opinion expressed below, the other documents delivered by the Borrowers pursuant to Section 3.01 of the Credit Agreement.

            In our examination of the Credit Agreement, the Notes and such other documents, we have assumed, without independent investigation (a) the due execution and delivery of the Credit Agreement by all parties thereto and of the Notes by the respective Borrowers, (b) the genuineness of all signatures and (c) the authenticity of the originals of the documents submitted to us.

            In addition, we have assumed, without independent investigation, that (i) each Borrower is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority (corporate and otherwise) to execute, deliver and perform the Credit Agreement and the Notes to which it is a party and (ii) the execution, delivery and performance by each Borrower of the Credit Agreement and the Notes to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not (A) contravene the certificate of incorporation, bylaws or other constituent documents of any Borrower, (B) conflict with or result in the breach of any document or instrument binding on any Borrower or (C) violate or require any governmental or regulatory authorization or other action under any law, rule or regulation applicable to any Borrower other than New York law or United Sates Federal law applicable to borrowers generally or, assuming the correctness of the Borrowers' statements made as representations and warranties in Section 4.01(d) of the Credit Agreement, applicable to any Borrower. We have also assumed that the Credit Agreement is the legal, valid and binding obligation of each Lender, enforceable against such Lender in accordance with its terms.

            Based upon the foregoing examination and assumptions and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that the Credit Agreement and each of the Notes are the legal, valid and binding obligations of each Borrower party thereto, enforceable against such Borrower in accordance with their respective terms.

            Our opinion above is subject to the following qualifications:

                   (i) Our opinion above is subject to the effect of any
            applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar law affecting creditors' rights generally.

                   (ii) Our opinion above is also subject to the effect of
            general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

                   (iii) We express no opinion as to the enforceability of the indemnification provisions set forth in Section 8.04 of the Credit Agreement to the extent enforcement thereof is contrary to public policy regarding the exculpation of criminal violations, intentional harm and acts of gross negligence or recklessness.

                   (iv) Our opinion above is limited to the law of the State of
             New York and the federal law of the Unites States of America and we do not express any opinion herein concerning any other law. Without limiting the generality of the foregoing, we express no opinion as to the effect of the law of a jurisdiction other than the State of New York wherein any Lender may be located or wherein enforcement of the Credit Agreement or any of the Notes may be sought that limits the rates of interest legally chargeable or collectible.

            A copy of this opinion letter may be delivered by any of you to any Person that becomes a Lender in accordance with the provisions of the Credit Agreement. Any such Lender may rely on the opinion expressed above as if this opinion letter were addressed and delivered to such Lender on the date hereof.

             This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other Lender who is permitted to rely on the opinion expressed herein as specified in the next preceding paragraph of any development or circumstance of any kind including any change of law or fact that may occur after the date of this opinion letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this opinion letter. Accordingly, any Lender relying on this opinion letter at any time should seek advice of its counsel as to the proper application of this opinion letter at such time.

                                                 Very truly yours,

                                                 /s/ Shearman & Sterling


WEH:SLH